Exhibit 99.2

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$303,341	$491,885
Restricted cash and cash equivalents	811,670	804,803
Residential loans at amortized cost, net (includes $11,930 and $14,320 in allowance for loan losses at June 30, 2014 and December 31, 2013, respectively)	1,361,153	1,394,871
Residential loans at fair value	11,268,401	10,341,375
Receivables, net (includes $36,181 and $43,545 at fair value at June 30, 2014 and December 31, 2013, respectively)	288,829	319,195
Servicer and protective advances net (includes $79,972 and $52,238 in allowance for uncollectible advances at June 30, 2014 and December 31, 2013, respectively)	1,595,950	1,381,434
Servicing rights, net (includes $1,496,073 and $1,131,124 at fair value at June 30, 2014 and December 31, 2013, respectively)	1,648,544	1,304,900
Goodwill	575,468	657,737
Intangible assets, net	112,513	122,406
Premises and equipment, net	143,592	155,847
Other assets (includes $78,262 and $62,365 at fair value at June 30, 2014 and December 31, 2013, respectively)	276,489	413,076

Total assets	$18,385,950	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $42,912 and $26,571 at fair value at June 30, 2014 and December 31, 2013, respectively)	$622,282	$494,139
Servicer payables	735,391	735,225
Servicing advance liabilities	1,040,441	971,286
Warehouse borrowings	1,151,216	1,085,563
Debt	2,269,590	2,272,085
Mortgage-backed debt (includes $651,784 and $684,778 at fair value at June 30, 2014 and December 31, 2013, respectively)	1,803,470	1,887,862
HMBS related obligations at fair value	9,472,666	8,652,746
Deferred tax liability, net	105,705	121,607

Total liabilities	17,200,761	16,220,513
Commitments and contingencies (Note 23)
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares
Issued and outstanding — 0 shares at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares
Issued and outstanding — 37,704,530 and 37,377,274 shares at June 30, 2014 and December 31, 2013, respectively	377	374
Additional paid-in capital	594,285	580,572
Retained earnings	590,020	585,572
Accumulated other comprehensive income	507	498

Total stockholders’ equity	1,185,189	1,167,016

Total liabilities and stockholders’ equity	$18,385,950	$17,387,529

The following table presents the assets and liabilities of the Company’s consolidated variable interest entities, which are included on the consolidated balance sheets above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated variable interest entities. The liabilities in the table below include third-party liabilities of the consolidated variable interest entities only, and for which creditors or beneficial interest holders do not have recourse to the Company, and exclude intercompany balances that eliminate in consolidation.

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:
Restricted cash and cash equivalents	$71,125	$59,080
Residential loans at amortized cost, net	1,339,634	1,377,711
Residential loans at fair value	557,786	587,265
Receivables at fair value	36,181	43,545
Servicer and protective advances, net	102,927	75,481
Other assets	45,496	56,254

Total assets	$2,153,149	$2,199,336

LIABILITIES OF THE CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:
Payables and accrued liabilities	$7,907	$8,472
Servicing advance liabilities	101,323	67,905
Mortgage-backed debt (includes $651,784 and $684,778 at fair value at June 30, 2014 and December 31, 2013, respectively)	1,803,470	1,887,862

Total liabilities	$1,912,700	$1,964,239

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES
Net servicing revenue and fees	$140,976	$257,306	$313,768	$394,315
Net gains on sales of loans	144,611	235,949	248,645	314,394
Interest income on loans	34,218	36,796	68,640	73,694
Net fair value gains on reverse loans and related HMBS obligations	26,936	26,731	44,172	63,519
Insurance revenue	19,806	18,050	43,194	35,584
Other revenues	47,166	21,132	65,242	28,987

Total revenues	413,713	595,964	783,661	910,493
EXPENSES
Salaries and benefits	145,502	145,282	281,399	252,015
General and administrative	142,341	125,712	251,206	213,152
Interest expense	74,690	68,290	149,539	122,432
Depreciation and amortization	18,391	17,614	37,035	33,947
Goodwill impairment	82,269	—	82,269	—
Other expenses, net	3,978	2,151	4,203	4,247

Total expenses	467,171	359,049	805,651	625,793
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	1,532	1,656	(971)	395

Total other gains (losses)	1,532	1,656	(971)	395

Income (loss) before income taxes	(51,926)	238,571	(22,961)	285,095
Income tax expense (benefit)	(38,997)	95,339	(27,409)	114,114

Net income (loss)	$(12,929)	$143,232	$4,448	$170,981

Comprehensive income (loss)	$(12,924)	$143,211	$4,457	$170,958

Net income (loss)	$(12,929)	$143,232	$4,448	$170,981
Basic earnings (loss) per common and common equivalent share	$(0.34)	$3.82	$0.12	$4.56
Diluted earnings (loss) per common and common equivalent share	(0.34)	3.75	0.12	4.47
Weighted-average common and common equivalent shares outstanding — basic	37,673	36,925	37,552	36,902
Weighted-average common and common equivalent shares outstanding — diluted	37,673	37,585	38,074	37,613

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(Unaudited)

(in thousands, except share data)

	Common Stock		Additional Paid- In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance at January 1, 2014	37,377,274	$374	$580,572	$585,572	$498	$1,167,016
Net income	—	—	—	4,448	—	4,448
Other comprehensive income, net of tax	—	—	—	—	9	9
Share-based compensation	—	—	8,301	—	—	8,301
Excess tax benefit on share-based compensation	—	—	55	—	—	55
Issuance of shares under incentive plans	327,256	3	5,357	—	—	5,360

Balance at June 30, 2014	37,704,530	$377	$594,285	$590,020	$507	$1,185,189

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2014	2013
Operating activities
Net income	$4,448	$170,981
Adjustments to reconcile net income to net cash used in operating activities
Net fair value gains on reverse loans and related HMBS obligations	(44,172)	(63,519)
Amortization of servicing rights	21,305	22,533
Change in fair value of servicing rights	131,186	(44,002)
Non-Residual Trusts net fair value losses	5,125	1,324
Other net fair value losses	1,553	4,774
Accretion of residential loan discounts and advances	(7,941)	(9,140)
Accretion of discounts on debt and amortization of deferred debt issuance costs	9,678	10,080
Amortization of master repurchase agreements deferred issuance costs	3,661	2,226
Amortization of servicing advance liabilities deferred issuance costs	3,386	127
Provision for uncollectible advances	33,815	10,794
Depreciation and amortization of premises and equipment and intangible assets	37,035	33,947
Non-Residual Trusts losses on real estate owned, net	231	524
Other gains on real estate owned, net	(1,256)	(2,439)
Provision (benefit) for deferred income taxes	(16,232)	19,259
Share-based compensation	8,301	6,542
Purchases and originations of residential loans held for sale	(8,037,309)	(5,281,349)
Proceeds from sales of and payments on residential loans held for sale	8,040,363	3,775,479
Net gains on sales of loans	(248,645)	(314,394)
Goodwill impairment	82,269	—
Other	3,061	1,239
Changes in assets and liabilities
Decrease (increase) in receivables	22,472	(17,846)
Increase in servicer and protective advances	(84,508)	(694,810)
Increase in other assets	(14,760)	(9,421)
Increase (decrease) in payables and accrued liabilities	(19,737)	322,377
Increase (decrease) in servicer payables	(7,171)	234

Cash flows used in operating activities	(73,842)	(2,054,480)

Investing activities
Purchases and originations of reverse loans held for investment	(715,969)	(1,864,687)
Principal payments received on reverse loans held for investment	234,779	141,702
Principal payments received on forward loans related to Residual Trusts	50,562	53,521
Principal payments received on forward loans related to Non-Residual Trusts	29,383	30,524
Payments received on charged-off loans held for investment	2,055	—
Payments received on receivables related to Non-Residual Trusts	5,696	8,141
Cash proceeds from sales of real estate owned, net related to Residual Trusts	6,270	3,641
Cash proceeds from sales of real estate owned, net related to Non-Residual Trusts and other	16,123	10,137
Purchases of premises and equipment	(12,958)	(17,240)
Decrease (increase) in restricted cash and cash equivalents	2,421	(32,425)
Payments for acquisitions of businesses, net of cash acquired	(167,955)	(478,084)
Acquisitions of servicing rights	(101,244)	(537,296)
Acquisitions of charged-off loans held for investment	(57,052)	—
Other	(4,962)	(919)

Cash flows used in investing activities	(712,851)	(2,682,985)

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2014	2013
Financing activities
Proceeds from issuance of debt, net of debt issuance costs	—	1,012,713
Payments on debt	(8,893)	(39,124)
Proceeds from securitizations of reverse loans	839,431	1,983,878
Payments on HMBS related obligations	(267,904)	(155,312)
Issuances of servicing advance liabilities	611,895	1,216,475
Payments on servicing advance liabilities	(542,740)	(579,010)
Net change in warehouse borrowings related to forward loans	126,425	1,568,301
Net change in warehouse borrowings related to reverse loans	(60,772)	(74,125)
Other debt issuance costs paid	(13,509)	(6,364)
Payments on mortgage-backed debt related to Residual Trusts	(51,442)	(55,685)
Payments on mortgage-backed debt related to Non-Residual Trusts	(39,224)	(44,297)
Other	4,882	581

Cash flows provided by financing activities	598,149	4,828,031

Net increase (decrease) in cash and cash equivalents	(188,544)	90,566
Cash and cash equivalents at the beginning of the period	491,885	442,054

Cash and cash equivalents at the end of the period	$303,341	$532,620

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT

MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Business and Basis of Presentation

Walter Investment Management Corp., or the Company or Walter Investment, is a fee-based business services provider to the residential mortgage industry focused on providing primary and specialty servicing for credit-sensitive residential mortgages and reverse mortgages. The Company also originates, purchases, and sells mortgage loans into the secondary market. In addition, the Company is a mortgage portfolio owner of credit-challenged, non-conforming residential loans and reverse mortgage loans and operates an insurance agency serving residential loan borrowers. The Company operates throughout the U.S. At June 30, 2014, the Company serviced approximately 2.3 million accounts compared to 2.1 million accounts at December 31, 2013.

Certain acronyms and terms used throughout these notes are defined in the Glossary of Terms in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Interim Financial Reporting

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and related notes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s material estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility, prepayment volatility, credit exposure, and borrower mortality rates and include, but are not limited to, the allowance for loan losses as well as the valuation of residential loans, receivables, servicing rights, goodwill and intangible assets, real estate owned, derivatives, curtailment liability, mortgage-backed debt, and HMBS related obligations. Although management is not currently aware of any factors that would significantly change its estimates and assumptions, actual results may differ from these estimates.

Changes in Presentation

Certain prior year amounts have been reclassified to conform to current year presentation.

Warehouse borrowings under the Company’s master repurchase agreements were separated from debt on the consolidated balance sheet. The provision for loan losses associated with the Company’s residential loans carried at amortized cost is now included in other expenses, net on the consolidated statements of comprehensive income (loss).

Recent Accounting Guidance

In January 2014, the FASB issued an accounting standards update that clarifies the definition of an in-substance repossession and foreclosure, and requires additional disclosures related to these items. These amendments reduce diversity in practice by clarifying when an in-substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The required disclosures under these new amendments require interim and annual disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments in this standard are effective for the annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014 with early adoption permitted. The Company will adopt this guidance beginning in the first quarter of 2015. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued guidance that supersedes most revenue recognition requirements regarding contracts with customers to transfer goods or services or for the transfer of nonfinancial assets. The guidance also supersedes most industry specific guidance but does exclude insurance contracts and financial instruments. Under the new guidance, entities are required to recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step analysis to be performed on transactions to determine when and how revenue is recognized. This new guidance is effective for fiscal years and interim periods within those annual years beginning after December 15, 2016. Entities have the option of using either a full retrospective application or a modified retrospective application to adopt the guidance. Early adoption is not permitted. The Company is currently evaluating the effect, if any, the guidance will have on its consolidated financial statements and has not yet identified which transition method will be applied upon adoption.

In June 2014, the FASB issued an accounting standards update which, amongst other things, modifies the accounting for repurchase financings which represent the concurrent transfer of a financial asset and the execution of a repurchase agreement with the same counterparty. Under the new guidance, the transfer and repurchase agreement are accounted for separately with the repurchase agreement accounted for as a secured borrowing. This new guidance is effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with early adoption permitted. Upon adoption, the accounting for all outstanding repurchase financing transactions is to be adjusted through a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the effect, if any, the guidance will have on its consolidated financial statements.

In June 2014, the FASB’s EITF reached a final consensus on measuring the financial assets and financial liabilities of a consolidated CFE. The EITF consensus provides an entity with an election to measure the financial assets and financial liabilities of a consolidated CFE to be measured on the basis of either the fair value of the CFE’s financial assets or financial liabilities, whichever is more observable. The effective date of the consensus will be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and early adoption will be permitted. The Company is currently evaluating the impact on its consolidated financial statements.

2. Significant Accounting Policies

Included in Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 is a summary of the Company’s significant accounting policies. Provided below is a summary of additional accounting policies that are significant to the financial results of the Company as a result of transactions during the quarter ended June 30, 2014.

Residential Loans at Fair Value

Residential Loans Held for Investment

During the three months ended June 30, 2014, the Company acquired a portfolio of defaulted consumer and residential loans at substantial discounts to face value. Defaulted loans are consumers’ unpaid financial commitments and include residential mortgage loans, auto loans and other unsecured consumer loans. Additionally, as part of this acquisition, the Company entered into an agreement to acquire, on a flow basis, future portfolios of charged-off loans.

The Company elected to carry these defaulted loans, which are referred to as charged-off loans, at fair value. The yield on charged-off loans, along with any change in fair value, is recorded in other revenues on the consolidated statements of comprehensive income (loss). There is no contractual interest income recognized in relation to charged-off loans. Purchases of and principal payments received on charged-off loans are included in investing activities in the consolidated statements of cash flows.

Revenue Recognition

Other revenues for the three months ended June 30, 2014 include $34.2 million in asset management performance fees collected and earned in connection with the investment management of a fund. These asset management performance fees were earned in connection with the liquidation of the fund’s investments during the period and are based on the fund performance exceeding pre-defined thresholds. The Company records the asset management performance fees when the fund is terminated or when the likelihood of claw-back is improbable. These fees are recorded in the Other non-reportable segment.

3. Acquisitions

EverBank Net Assets

On October 30, 2013, the Company entered into a series of definitive agreements to purchase (1) certain private and GSE-backed MSRs and related servicer advances, (2) sub-servicing rights for forward loans and (3) a default servicing platform from EverBank, collectively referred to as the EverBank net assets. The agreements were structured such that ownership of the MSRs and related servicer advances and the sub-servicing rights for forward loans would transfer to the Company as investor consents were received, and the net assets associated with the default servicing platform would transfer when the data associated with the loans underlying the MSRs were boarded onto the Company’s servicing systems. The addition of EverBank’s default servicing platform and employees to the Company’s existing platform augmented both the Company’s product capabilities and capacity as well as extended its geographic diversity as it continues to execute on the opportunities for growth available in the specialty mortgage sector.

The agreements called for an estimated total purchase price of (i) $83.4 million for the MSRs, less net cash flows received on the underlying loans between October 30, 2013 and the date of legal transfer; (ii) par value of the related servicer advances; and (iii) $1.9 million associated with the default servicing platform. The Company paid $16.7 million of the estimated purchase price on October 30, 2013.

During March 2014, the Company received approvals to transfer MSRs and sub-servicing rights with an unpaid principal balance of approximately $16.5 billion. Accordingly, the Company paid an additional $44.7 million and recorded MSRs at fair value of $58.7 million. During May 2014, the Company completed the transfer of the loans underlying the acquired MSRs onto the Company’s servicing systems and concurrently took possession of the associated servicer advances, resulting in an additional payment by the Company of $123.4 million. The remainder of the purchase price is recorded in payables and accrued liabilities on the consolidated balance sheet and is expected to be paid by the Company in the latter half of 2014. Approvals for certain private investor-backed MSRs have not been received and accordingly, no assets or related revenues and expenses have been recorded with respect thereto.

The Company has accounted for this series of transactions as a business combination in accordance with authoritative accounting guidance upon closing of the default servicing platform which occurred on May 1, 2014. As the acquired assets and assumed liabilities are expected to transfer at several dates, acquired assets and assumed liabilities for approved transactions are recorded on the dates the transfers to the Company occur.

The purchase consideration was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities based on management’s estimates. The table below presents the purchase price allocation of the estimated acquisition date fair values of the assets acquired and the liabilities assumed (in thousands):

Amount
Assets
Servicer and protective advances	$163,160
Servicing rights	58,680
Premises and equipment	1,866

Total assets acquired	223,706

Liabilities
Payables and accrued liabilities	924

Total liabilities assumed	924

Fair value of net assets acquired	$222,782

The EverBank net assets have been allocated to the Servicing segment. Pro forma combined revenues, net income and earnings per share assuming the EverBank net assets acquisition had occurred on January 1, 2013 are not meaningful.

MSR Purchase

On December 10, 2013, the Company entered into an agreement with an affiliate of a national bank to acquire a pool of Fannie Mae MSRs and related servicer advances for an estimated purchase price of $330.0 million for the MSRs, less net cash flows received on the underlying loans between December 10, 2013 and the date of legal transfer. During the three months ended March 31, 2014, the Company closed on the agreement upon receipt of investor approval to transfer servicing, at which time the unpaid principal balance of the loans was $27.6 billion. The Company paid $165.0 million, $73.2 million and $20.0 million of the estimated total purchase price of $330.0 million in December 2013, April 2014, and June 2014 respectively. The remaining purchase price is expected to be paid during the latter half of 2014.

4. Variable Interest Entities

Included in the tables below are summaries of the carrying amounts of the assets and liabilities of consolidated VIEs (in thousands):

	June 30, 2014
	Residual Trusts	Non-Residual Trusts	Servicer and Protective Advance Financing Facilities	Total
Assets
Restricted cash and cash equivalents	$46,571	$13,291	$11,263	$71,125
Residential loans at amortized cost, net	1,339,634	—	—	1,339,634
Residential loans at fair value	—	557,786	—	557,786
Receivables at fair value	—	36,181	—	36,181
Servicer and protective advances, net	—	—	102,927	102,927
Other assets	44,186	1,081	229	45,496

Total assets	$1,430,391	$608,339	$114,419	$2,153,149

Liabilities
Payables and accrued liabilities	$7,866	$—	$41	$7,907
Servicing advance liabilities	—	—	101,323	101,323
Mortgage-backed debt	1,151,686	651,784	—	1,803,470

Total liabilities	$1,159,552	$651,784	$101,364	$1,912,700

	December 31, 2013
	Residual Trusts	Non-Residual Trusts	Servicer and Protective Advance Financing Facilities	Total
Assets
Restricted cash and cash equivalents	$44,995	$13,086	$999	$59,080
Residential loans at amortized cost, net	1,377,711	—	—	1,377,711
Residential loans at fair value	—	587,265	—	587,265
Receivables at fair value	—	43,545	—	43,545
Servicer and protective advances, net	—	—	75,481	75,481
Other assets	54,544	1,302	408	56,254

Total assets	$1,477,250	$645,198	$76,888	$2,199,336

Liabilities
Payables and accrued liabilities	$8,391	$—	$81	$8,472
Servicing advance liabilities	—	—	67,905	67,905
Mortgage-backed debt	1,203,084	684,778	—	1,887,862

Total liabilities	$1,211,475	$684,778	$67,986	$1,964,239

5. Transfers of Residential Loans

Sales of Forward Loans

As part of its originations activities, the Company sells substantially all of its originated or purchased forward loans into the secondary market for securitization or to private investors as whole loans. The Company sells conventional conforming and government-backed forward loans through agency-sponsored securitizations in which mortgage-backed securities are created and sold to third-party investors. The Company also sells non-conforming forward loans to private investors. The Company accounts for these transfers as sales, and in most but not all cases, retains the servicing rights associated with the sold loans. If the servicing rights are retained, the Company receives a servicing fee for servicing the sold loans, which represents continuing involvement.

Certain guarantees arise from agreements associated with the sale of the Company’s residential loans. Under these agreements, the Company may be obligated to repurchase loans, or otherwise indemnify or reimburse the investor or insurer for losses incurred, due to material breach of contractual representations and warranties. Refer to Note 23 for further information. The following table presents the carrying amounts of the Company’s assets that relate to its continued involvement with forward loans that have been sold with servicing rights retained and the unpaid principal balance of these sold loans (in thousands):

	Carrying Value of Assets Recorded on the Consolidated Balance Sheets				Unpaid Principal Balance of Sold Loans
	Servicing Rights, Net	Servicer and Protective Advances, Net	Receivables, Net	Total
June 30, 2014	$258,544	$3,365	$668	$262,577	$21,272,121
December 31, 2013	192,962	6,023	437	199,422	14,672,986

At June 30, 2014 and December 31, 2013, $35.1 million and $9.1 million, respectively, in forward loans sold and serviced by the Company were 60 days or more past due. The increase in loans 60 days or more past due is related to the growth and early seasoning of the recently originated loan portfolio.

The Company has elected to measure forward loans held for sale at fair value. The gains and losses on the transfer of forward loans held for sale are included in net gains on sales of loans on the consolidated statements of comprehensive income (loss). Also included in net gains on sales of loans is interest income earned during the period the loans were held, changes in the fair value of loans, and the gain or loss on the related freestanding derivatives. Refer to Note 7 for information on these freestanding derivatives, which include IRLCs, forward sales of agency to-be-announced securities, or forward sales commitments, and MBS purchase commitments. All activity related to forward loans held for sale and the related freestanding derivatives are included in operating activities on the consolidated statements of cash flows.

The following table presents a summary of cash flows related to sales of forward loans (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Proceeds received from transfers, net of fees	$4,032,603	$3,461,692	$8,080,346	$3,585,745
Servicing fees collected(1)	15,634	426	26,751	447
Purchases of previously transferred loans	4,953	—	4,953	—

(1)	Represents servicing fees collected on all loans sold with servicing retained.

In connection with these sales, the Company recorded servicing rights using a fair value model that utilizes Level 3 unobservable inputs. Refer to Note 11 for information relating to servicing of residential loans.

Transfers of Reverse Loans

The Company, through RMS, is an approved issuer of Ginnie Mae HMBS. The HMBS are guaranteed by Ginnie Mae and collateralized by participation interests in HECMs insured by the FHA. The Company both originates and purchases HECMs. The loans are then pooled and securitized into HMBS that the Company sells into the secondary market with servicing rights retained. Based upon the structure of the Ginnie Mae securitization program, the Company has determined that it has not met all of the requirements for sale accounting and accounts for these transfers as secured borrowings. Under this accounting treatment, the reverse loans remain on the consolidated balance sheets as residential loans. The proceeds from the transfer of reverse loans are recorded as HMBS related obligations with no gain or loss recognized on the transfer. Ginnie Mae, as guarantor of the HMBS, is obligated to the holders of the HMBS in an instance of RMS default on its servicing obligations, or when the proceeds realized on HECMs are insufficient to repay all outstanding HMBS related obligations. Ginnie Mae has recourse to RMS to the extent of the collateralized participation interests in the HECMs, but does not have recourse to the general assets of the Company, except for obligations as servicer.

The Company elects to measure reverse loans and HMBS related obligations at fair value. The change in fair value of the reverse loans and HMBS related obligations are included in net fair value gains on reverse loans and related HMBS obligations on the consolidated statements of comprehensive income (loss). Also included in net fair value gains on reverse loans and related HMBS obligations is the contractual interest income earned on the reverse loans and the contractual interest expense incurred on the HMBS related obligations in addition to fair value gains on reverse loans originated and additional participations issued. Net fair value gains on reverse loans and related HMBS obligations are recognized as an adjustment in reconciling net income or loss to the net cash provided by or used in operating activities on the consolidated statements of cash flows. Purchases and originations of and repayment of principal received on reverse loans held for investment are included in investing activities on the consolidated statements of cash flows. Proceeds from securitizations of reverse loans and payments on HMBS related obligations are included in financing activities on the consolidated statements of cash flows.

At June 30, 2014, the unpaid principal balance and the carrying value associated with both the reverse loans and the real estate owned pledged as collateral to the securitization pools were $8.6 billion and $9.4 billion, respectively. HMBS related obligations at fair value were $9.5 billion at June 30, 2014.

6. Fair Value

Basis or Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The accounting guidance concerning fair value allows the Company to elect to measure financial instruments at fair value and report the changes in fair value through net income or loss. This election can only be made at certain specified dates and is irrevocable once made. Other than forward loans held for sale, all of which the Company has elected to measure at fair value, the Company does not have a fair value election policy, but rather makes the election on an instrument-by-instrument basis as assets and liabilities are acquired or incurred, other than for those assets and liabilities that are required to be recorded and subsequently measured at fair value. In addition, through the S1L acquisition, the Company recognized a contingent earn-out payments liability that it measured at fair value on a recurring basis in accordance with the accounting guidance for business combinations.

Transfers into and out of the fair value hierarchy levels are assumed to be as of the end of the quarter in which the transfer occurred. There were no transfers into or out of Level 3, and there were no transfers between Level 1 and Level 2, during the three and six months ended June 30, 2014 and 2013.

Items Measured at Fair Value on a Recurring Basis

The following table summarizes the assets and liabilities in each level of the fair value hierarchy (in thousands):

	June 30, 2014	December 31, 2013
Level 1
Liabilities
Contingent earn-out payments	$—	$5,900

Level 1 Liabilities	—	5,900

Level 2
Assets
Forward loans held for sale	1,173,588	1,015,607
Freestanding derivative instruments	2,736	19,534

Level 2 Assets	1,176,324	1,035,141

Liabilities
Freestanding derivative instruments	28,387	2,127

Level 2 Liabilities	28,387	2,127

Level 3
Assets
Reverse loans	9,482,030	8,738,503
Forward loans related to Non-Residual Trusts	557,786	587,265
Charged-off loans	54,997	—
Receivables related to Non-Residual Trusts	36,181	43,545
Servicing rights carried at fair value	1,496,073	1,131,124
Freestanding derivative instruments	75,526	42,831

Level 3 Assets	11,702,593	10,543,268

Liabilities
Freestanding derivative instruments	87	3,755
Other accrued liabilities	14,438	14,789
Mortgage-backed debt related to Non-Residual Trusts	651,784	684,778
HMBS related obligations	9,472,666	8,652,746

Level 3 Liabilities	10,138,975	9,356,068

The following assets and liabilities are measured on the consolidated financial statements at fair value on a recurring basis utilizing significant unobservable inputs or Level 3 assumptions in their valuation. The following tables provide a reconciliation of the beginning and ending balances of these assets and liabilities (in thousands):

	For the Three Months Ended June 30, 2014
	Fair Value April 1, 2014	Total Gains (Losses) Included in Net Income	Purchases	Issuances	Settlements	Fair Value June 30, 2014
Assets
Reverse loans	$9,149,579	$89,571	$244,444	$148,569	$(150,133)	$9,482,030
Forward loans related to Non-Residual Trusts	569,097	16,871	—	—	(28,182)	557,786
Charged-off loans	—	1,461	57,052	—	(3,516)	54,997
Receivables related to Non-Residual Trusts	39,328	(681)	—	—	(2,466)	36,181
Servicing rights carried at fair value	1,513,830	(83,552)	20,241	45,554	—	1,496,073
Freestanding derivative instruments (IRLCs)	38,190	37,336	—	—	—	75,526

Total assets	$11,310,024	$61,006	$321,737	$194,123	$(184,297)	$11,702,593

Liabilities
Freestanding derivative instruments (IRLCs)	$(720)	$633	$—	$—	$—	$(87)
Other accrued liabilities	(14,165)	(1,073)	—	—	800	(14,438)
Mortgage-backed debt related to Non-Residual Trusts	(667,536)	(13,579)	—	—	29,331	(651,784)
HMBS related obligations	(9,166,998)	(62,635)	—	(394,385)	151,352	(9,472,666)

Total liabilities	$(9,849,419)	$(76,654)	$—	$(394,385)	$181,483	$(10,138,975)

	For the Six Months Ended June 30, 2014
	Fair Value January 1, 2014	Acquisition of EverBank Net Assets	Total Gains (Losses) Included in Net Income	Purchases	Issuances	Settlements	Fair Value June 30, 2014
Assets
Reverse loans	$8,738,503	$—	$294,980	$438,120	$278,032	$(267,605)	$9,482,030
Forward loans related to Non-Residual Trusts	587,265	—	27,654	—	—	(57,133)	557,786
Charged-off loans	—	—	1,461	57,052	—	(3,516)	54,997
Receivables related to Non-Residual Trusts	43,545	—	(1,668)	—	—	(5,696)	36,181
Servicing rights carried at fair value	1,131,124	58,680	(131,186)	339,288	98,167	—	1,496,073
Freestanding derivative instruments (IRLCs)	42,831	—	32,695	—	—	—	75,526

Total assets	$10,543,268	$58,680	$223,936	$834,460	$376,199	$(333,950)	$11,702,593

Liabilities
Freestanding derivative instruments (IRLCs)	$(3,755)	$—	$3,668	$—	$—	$—	$(87)
Other accrued liabilities	(14,789)	—	(1,493)	—	—	1,844	(14,438)
Mortgage-backed debt related to Non-Residual Trusts	(684,778)	—	(25,414)	—	—	58,408	(651,784)
HMBS related obligations	(8,652,746)	—	(250,808)	—	(839,431)	270,319	(9,472,666)

Total liabilities	$(9,356,068)	$—	$(274,047)	$—	$(839,431)	$330,571	$(10,138,975)

	For the Three Months Ended June 30, 2013
	Fair Value April 1, 2013	Total Gains (Losses) Included in Net Income	Purchases	Sales	Issuances	Settlements	Fair Value June 30, 2013
Assets
Reverse loans	$7,106,943	$101,304	$464,494	$(272)	$337,972	$(103,806)	$7,906,635
Forward loans related to Non-Residual Trusts	627,430	16,938	—	—	—	(30,741)	613,627
Receivables related to Non-Residual Trusts	53,671	1,219	—	—	—	(4,000)	50,890
Servicing rights carried at fair value	766,943	65,077	19,885	—	36,305	—	888,210
Freestanding derivative instruments (IRLCs)	59,573	2,107	—	—	—	—	61,680

Total assets	$8,614,560	$186,645	$484,379	$(272)	$374,277	$(138,547)	$9,521,042

Liabilities
Freestanding derivative instruments (IRLCs)	$—	$(19,327)	$—	$—	$—	$—	$(19,327)
Other accrued liabilities	(17,434)	356	—	—	—	861	(16,217)
Contingent earn-out payments	(9,794)	(1,106)	—	—	—	—	(10,900)
Mortgage-backed debt related to Non-Residual Trusts	(738,434)	(15,845)	—	—	—	33,199	(721,080)
HMBS related obligations	(6,887,583)	(74,353)	—	—	(943,359)	99,449	(7,805,846)

Total liabilities	$(7,653,245)	$(110,275)	$—	$—	$(943,359)	$133,509	$(8,573,370)

	For the Six Months Ended June 30, 2013
	Fair Value January 1, 2013	Acquisition of ResCap Net Assets	Total Gains (Losses) Included in Net Income	Purchases	Sales	Issuances	Settlements	Fair Value June 30, 2013
Assets
Reverse loans(1)	$6,047,108	$—	$184,581	$1,258,891	$(76,441)	$646,163	$(153,667)	$7,906,635
Forward loans related to Non-Residual Trusts	646,498	—	29,957	—	—	—	(62,828)	613,627
Receivables related to Non-Residual Trusts	53,975	—	5,056	—	—	—	(8,141)	50,890
Servicing rights carried at fair value	26,382	242,604	44,002	537,627	—	37,595	—	888,210
Freestanding derivative instruments (IRLCs)	949	—	60,731	—	—	—	—	61,680

Total assets	$6,774,912	$242,604	$324,327	$1,796,518	$(76,441)	$683,758	$(224,636)	$9,521,042

Liabilities
Freestanding derivative instruments (IRLCs)	$—	$—	$(19,327)	$—	$—	$—	$—	$(19,327)
Other accrued liabilities	(18,146)	—	(26)	—	—	—	1,955	(16,217)
Contingent earn-out payments	(6,100)	—	(4,800)	—	—	—	—	(10,900)
Mortgage-backed debt related to Non-Residual Trusts	(757,286)	—	(29,850)	—	—	—	66,056	(721,080)
HMBS related obligations	(5,874,552)	—	(116,370)	—	—	(1,972,103)	157,179	(7,805,846)

Total liabilities	$(6,656,084)	$—	$(170,373)	$—	$—	$(1,972,103)	$225,190	$(8,573,370)

(1)	Includes $28.5 million in reverse loans held for sale at January 1, 2013. There were no reverse loans held for sale at June 30, 2013.

All gains and losses on assets and liabilities measured at fair value on a recurring basis and classified as Level 3 within the fair value hierarchy, with the exception of gains and losses on IRLCs, charged-off loans and servicing rights carried at fair value, are recognized in either other net fair value gains (losses) or net fair value gains on reverse loans and related HMBS obligations on the consolidated statements of comprehensive income (loss). Gains and losses relating to IRLCs are recorded in net gains on sales of loans, changes in fair value of charged-off loans are recorded in other revenue, and changes in fair value of servicing rights carried at fair value are recorded in net servicing revenue and fees on the consolidated statements of comprehensive income (loss). Total gains and losses included in net income or loss include interest income and interest expense at the stated rate for interest-bearing assets and liabilities, respectively, accretion and amortization, and the impact of changes in valuation inputs and assumptions.

The Company’s valuation committee determines and approves valuation policies and unobservable inputs used to estimate the fair value of items measured at fair value on a recurring basis, except for IRLCs and the contingent earn-out payments. The valuation committee consists of certain members of the management team responsible for accounting, treasury, servicing operations, and credit risk. The valuation committee meets on a quarterly basis to review the assets and liabilities that require fair value measurement, including how each asset and liability has actually performed in comparison to the unobservable inputs and the projected performance provided by the Company’s credit risk group. The valuation committee also reviews discount rate assumptions and related available market data. Similar procedures are followed by the Company’s originations-focused risk committee responsible for IRLCs and a sub-set of management responsible for the contingent earn-out payments. These fair values are approved by senior management.

The following is a description of the methods and assumptions used to estimate the fair values of the Company’s assets and liabilities measured at fair value on a recurring basis, as well as the basis for classifying these assets and liabilities as Level 2 or 3 within the fair value hierarchy.

Residential loans at fair value

•	Reverse loans — These loans are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the loans. The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the loans, including, but not limited to, assumptions for repayment, mortality, and discount rates. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends, as well as the Company’s assessment of current and future economic conditions. The discount rate assumption for these assets is primarily based on an assessment of current market yields on newly originated HECMs, expected duration of the asset, and current market interest rates. Weighted-average remaining life in years, conditional repayment rate, and discount rate are considered to be the most significant unobservable inputs. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement.

•

Forward loans related to Non-Residual Trusts — These loans are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the loans. The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the loans including, but not limited to, assumptions for prepayment, default, loss severity, and discount rates. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation for recent historical experience, as well as for current and expected relevant market conditions. Collateral performance assumptions are primarily based on analyses of historical and projected performance trends, as well as the Company’s assessment of current and future economic conditions. The discount rate assumption for these assets is primarily based on the collateral and credit risk characteristics of these loans, combined with an assessment of market interest rates. Conditional prepayment rate, conditional default rate, and loss severity are considered to be the most significant unobservable inputs. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement.

•	Forward loans held for sale — These loans are valued using a market approach by utilizing observable forward to-be-announced prices of mortgage-backed securities. The Company classifies these loans as Level 2 within the fair value hierarchy.

•	Charged-off loans — These loans are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the loans. The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the loans including, but not limited to, collection rate as a percentage of unpaid principal balance owed and discount rate. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation for recent historical experience, particularly collections trends and collateral performance, as well as an assessment of current and future economic conditions. The discount rate assumption for these assets is primarily based on the expected collection rates and other credit risk characteristics of the loans. Collection rate and discount rate are considered to be the most significant unobservable inputs. Significant increases (decreases) in collection rates in isolation could result in a higher (lower) fair value, while an increase (decrease) in the discount rate in isolation could result in a lower (higher) fair value.

Receivables related to Non-Residual Trusts — The Company estimates the fair value of these receivables using Level 3 unobservable market inputs at the net present value of expected cash flows from the LOCs to be used to pay debt holders over the remaining life of the securitization trusts. The estimate of the cash to be collected from the LOCs is based on expected shortfalls of cash flows from the loans in the securitization trusts, compared to the required debt payments of the securitization trusts. The cash flows from the loans, and thus the cash to be provided by the LOCs, is determined by analyzing the credit assumptions for the underlying collateral in each of the securitizations. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation for recent historical experience, as well as for current and expected relevant market conditions. The discount rate assumption for these assets is based on the risk-free market rate given the credit risk characteristics of the collateral supporting the LOCs. Conditional prepayment rate, conditional default rate, and loss severity are considered to be the most significant unobservable inputs. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. Receivables related to Non-Residual Trusts are recorded in receivables, net on the consolidated balance sheets.

Servicing rights carried at fair value — The Company accounts for servicing rights associated with the risk-managed loan class at fair value. The Company uses the assistance of a third-party valuation specialist to develop the discounted cash flow model used to estimate the fair value of its servicing rights. The model utilizes several sensitive assumptions which are reviewed and approved by the Company, the most sensitive of which are assumptions for mortgage prepayment speeds, default rates and discount rates. The Company believes these sensitive assumptions reflect those that a market participant would use in determining fair value. These assumptions are generated and applied based on collateral stratifications including product type, remittance type, geography, delinquency, and coupon dispersion. These assumptions require the use of judgment and can have a significant impact on the determination of the servicing rights’ fair value. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. The Company classifies these servicing rights within Level 3 of the fair value hierarchy accordingly.

Freestanding derivative instruments — Fair values of IRLCs are derived by using both valuation models incorporating current market information or through observation of market pricing for instruments with similar characteristics and by estimating the fair value of the servicing rights expected to be recorded at sale of the loan and are adjusted for anticipated loan funding probability. Both the fair value of servicing rights expected to be recorded at the date of sale of the loan and anticipated loan funding probability are significant unobservable inputs. IRLCs are classified as Level 3. The loan funding probability ratio represents the aggregate likelihood that loans currently in a lock position will ultimately close, which is largely dependent on the loan processing stage that a loan is currently in and changes in interest rates from the time of the rate lock through the time a loan is closed. IRLCs have positive fair value at inception and change in value as interest rates and loan funding probability change. Significant changes in loan funding probability and the servicing rights component of IRLCs, in isolation, could result in a significant change to the fair value measurement. Rising interest rates have a positive effect on the fair value of the servicing rights component of the IRLC fair value and increase the loan funding probability. An increase in loan funding probability (i.e., higher aggregate likelihood of loans estimated to close) will result in the fair value of the IRLC increasing if in a gain position, or decreasing, to a lower loss, if in a loss position. A significant increase (decrease) to the fair value of servicing rights in isolation could result in a significantly higher (lower) fair value measurement.

The fair value of forward sales commitments and MBS purchase commitments is determined based on observed market pricing for similar instruments; therefore, these contracts are classified as Level 2. Counterparty credit risk is taken into account when determining fair value, although the impact is diminished by daily margin posting on all forward sales and purchase derivatives.

Freestanding derivative instruments are included in either other assets or payables and accrued liabilities on the consolidated balance sheets. Refer to Note 7 for additional information on freestanding derivative financial instruments.

Contingent earn-out payments — At December 31, 2012 and March 31, 2013, the estimated fair value of this contingent liability, which is related to the Company’s acquisition of S1L, was based on the average earn-out payment under multiple outcomes as determined by a Monte-Carlo simulation, discounted to present value using credit-adjusted discount rates. The average payment outcomes calculated by the Monte-Carlo simulation were derived utilizing Level 3 unobservable inputs, the most significant of which included the assumptions for forecasted financial performance of S1L and financial performance volatility. At June 30, 2013, the Company revised its estimate of the fair value of the contingent earn-out payments to $10.9 million, the maximum earn-out, based on S1L’s performance during the six months ended June 30, 2013. Other than the payment of $5.0 million made to the prior owners of S1L during the year ended December 31, 2013, no subsequent adjustments to this liability were made and the final amount to be paid was fixed and determinable at December 31, 2013. Therefore the liability was transferred out of Level 3 and was classified as Level 1 at December 31, 2013. The remaining liability recorded at December 31, 2013 was paid in February 2014. Contingent earn-out payments are included in payables and accrued liabilities on the consolidated balance sheets.

Mortgage-backed debt related to Non-Residual Trusts — This debt is not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using Level 3 unobservable market inputs. The estimated fair value of the debt is based on the net present value of the projected principal and interest payments owed for the remaining life of the securitization trusts. The Company’s valuation considers assumptions and estimates for principal and interest payments on the debt. An analysis of the credit assumptions for the underlying collateral in each of the securitization trusts is performed to determine the required payments to debt holders. The assumptions that the Company believes a market participant would consider in valuing the debt include, but are not limited to, prepayment, default, loss severity, and discount rates, as well as the balance of LOCs provided as credit enhancement. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuation for recent historical experience, as well as for current and expected relevant market conditions. Credit performance assumptions are primarily based on analyses of historical and projected performance trends, as well as the Company’s assessment of current and future economic conditions. The discount rate assumption for this debt is primarily based on credit characteristics combined with an assessment of market interest rates. Conditional prepayment rate, conditional default rate, and loss severity are considered to be the most significant unobservable inputs. Significant increases (decreases) in any of those inputs in isolation could result in a significantly higher (lower) fair value measurement.

HMBS related obligations — These obligations are not traded in an active, open market with readily observable prices. Accordingly, the Company estimates fair value using Level 3 unobservable market inputs. The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The Company’s valuation considers assumptions that it believes a market participant would consider in valuing the liability including, but not limited to, assumptions for repayments, discount rate, and borrower mortality rates for reverse loans. The discount rate assumption for these liabilities is based on an assessment of current market yields for newly-issued HMBS, expected duration, and current market interest rates. The yield on seasoned HMBS is adjusted based on the duration of each HMBS and assuming a constant spread to the swap curve. Weighted-average remaining life in years, conditional repayment rate, and discount rate are considered to be the most significant unobservable inputs. Significant increases (decreases) in any of those inputs in isolation could result in a significantly higher (lower) fair value measurement.

The Company utilizes a discounted cash flow method in the fair value measurement of all Level 3 assets and liabilities included on the consolidated financial statements at fair value on a recurring basis, with the exception of IRLCs for which the Company utilizes a market approach. The following table presents the significant unobservable inputs used in the fair value measurement of these assets and liabilities.

		June 30, 2014		December 31, 2013
	Significant Unobservable Input(1)(2)	Range of Input(3)	Weighted Average of Input(3)	Range of Input(3)	Weighted Average of Input(3)
Assets
Reverse loans	Weighted-average remaining life in years	2.1 - 12.9	4.8	2.0 - 12.9	4.4
	Conditional repayment rate	12.95% - 36.18%	20.69%	10.67% - 36.61%	20.70%
	Discount rate	1.89% - 4.13%	2.75%	1.79% - 5.30%	2.98%

Forward loans related to Non-Residual Trusts	Conditional prepayment rate	2.28% - 3.90%	2.91%	2.20% - 3.78%	2.99%
	Conditional default rate	1.54% - 4.75%	2.83%	1.81% - 3.60%	2.90%
	Loss severity	74.84% - 94.01%	87.76%	75.90% - 96.67%	88.09%

Receivables related to Non-Residual Trusts	Conditional prepayment rate	1.85% - 3.16%	2.54%	1.93% - 3.11%	2.66%
	Conditional default rate	1.73% - 5.03%	3.06%	1.98% - 3.85%	3.16%
	Loss severity	72.04% - 91.28%	84.85%	72.94% - 94.16%	85.25%

Charged-off loans	Collection rate	0.30% - 10.26%	2.29%	—	—
	Discount rate	20.57% - 41.18%	22.18%	—	—

Servicing rights carried at fair value	Weighted-average remaining life in years	5.3 - 10.4	6.5	6.0 - 10.8	6.8
	Discount rate	8.44% - 18.11%	9.59%	8.87% - 18.11%	9.76%
	Conditional prepayment rate	4.14% - 11.06%	8.05%	3.85% - 8.08%	7.06%
	Conditional default rate	0.24% - 3.85%	2.44%	0.50% - 3.74%	2.90%

Interest rate lock commitments	Loan funding probability	1.70% - 100%	76.69%	11.99% - 100%	78.23%
	Fair value of servicing rights(4)	0.87 - 9.49	3.97	1.64 - 5.60	4.21

Liabilities
Mortgage-backed debt related to Non-Residual Trusts	Conditional prepayment rate	1.85% - 3.16%	2.54%	1.93% - 3.11%	2.66%
	Conditional default rate	1.73% - 5.03%	3.06%	1.98% - 3.85%	3.16%
	Loss severity	72.04% - 91.28%	84.85%	72.94% - 94.16%	85.25%

HMBS related obligations	Weighted-average remaining life in years	1.6 - 7.7	4.1	1.9 - 7.8	4.1
	Conditional repayment rate	10.86% - 41.44%	20.20%	10.22% - 38.67%	20.31%
	Discount rate	1.31% - 3.24%	1.92%	1.38% - 4.01%	2.36%

Interest rate lock commitments	Loan funding probability	29.44% - 100%	80.36%	46.50% - 100%	82.67%
	Fair value of servicing rights(4)	1.96 - 5.21	4.19	1.89 - 5.30	4.52

(1)	Conditional repayment rate includes assumptions for both voluntary and involuntary rates as well as assumptions for the assignment of HECMs to HUD, in accordance with obligations as servicer.

(2)	Voluntary and involuntary prepayment rates have been presented as conditional prepayment rate and conditional default rate, respectively.
(3)	With the exception of loss severity, fair value of servicing rights embedded in IRLCs and discount rate on charged-off loans, all significant unobservable inputs above are based on the related unpaid principal balance of the underlying collateral, or in the case of HMBS related obligations, the balance outstanding. Loss severity is based on projected liquidations. Fair value of servicing rights embedded in IRLCs represents a multiple of the annual servicing fee. The discount rate on charged-off loans is based on the loan balance at fair value.
(4)	Excludes the impact of IRLCs identified as servicing released.

Items Measured at Fair Value on a Non-Recurring Basis

Real estate owned, net is included on the consolidated financial statements within other assets and is measured at fair value on a non-recurring basis utilizing significant unobservable inputs or Level 3 assumptions in their valuation (in thousands):

	June 30, 2014	December 31, 2013
Real estate owned, net	$79,079	$73,573

The following table presents the significant unobservable input used in the fair value measurement of real estate owned, net at June 30, 2014 measured on the consolidated financial statements at fair value on a non-recurring basis:

		June 30, 2014		December 31, 2013
	Significant Unobservable Input	Range of Input	Weighted Average of Input	Range of Input	Weighted Average of Input
Real estate owned, net	Loss severity(1)	0.00% - 59.58%	8.42%	0.00% - 88.68%	9.48%

(1)	Loss severity is based on projected liquidations.

The Company held real estate owned, net of $43.8 million, $34.2 million and $1.1 million in the Reverse Mortgage and Loans and Residuals segments and Other non-reportable segment, respectively, at June 30, 2014. The Company held real estate owned, net of $27.0 million, $45.3 million and $1.3 million in the Reverse Mortgage and Loans and Residuals segments and Other non-reportable segment, respectively, at December 31, 2013. In determining fair value, the Company either obtains appraisals or performs a review of historical severity rates of real estate owned previously sold by the Company. When utilizing historical severity rates, the properties are stratified by collateral type and/or geographical concentration and length of time held by the Company. The severity rates are reviewed for reasonableness by comparison to third-party market trends and fair value is determined by applying severity rates to the stratified population. Management approves valuations that have been determined using the historical severity rate method.

Included in other expenses, net are lower of cost or fair value adjustments of $0.2 million and $0.3 million for the three months ended June 30, 2014 and 2013, respectively, and $0.6 million and $0.3 million for the six months ended June 30, 2014 and 2013, respectively.

Fair Value of Other Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial assets and liabilities that are not recorded at fair value on a recurring or non-recurring basis and their respective levels within the fair value hierarchy (in thousands):

		June 30, 2014		December 31, 2013
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	Level 1	$303,341	$303,341	$491,885	$491,885
Restricted cash and cash equivalents	Level 1	811,670	811,670	804,803	804,803
Residential loans at amortized cost, net	Level 3	1,361,153	1,309,382	1,394,871	1,341,376
Insurance premium receivables	Level 3	100,527	95,904	103,149	97,902
Servicer and protective advances, net	Level 3	1,595,950	1,543,203	1,381,434	1,332,315
Financial liabilities
Payables to insurance carriers	Level 3	79,551	78,544	69,489	68,470
Servicer payables	Level 1	735,391	735,391	735,225	735,225
Servicing advance liabilities(1)	Level 3	1,035,485	1,040,441	970,884	971,286
Warehouse borrowings(1)	Level 1	1,147,935	1,151,216	1,084,112	1,085,563
Debt(1)	Level 2	2,229,854	2,324,221	2,229,969	2,322,709
Mortgage-backed debt carried at amortized cost(1)	Level 3	1,139,250	1,138,758	1,189,536	1,192,510

(1)	The carrying amounts of servicing advance liabilities, warehouse borrowings, debt and mortgage-backed debt carried at amortized cost are net of deferred issuance costs.

The following is a description of the methods and significant assumptions used in estimating the fair value of the Company’s financial instruments that are not measured at fair value on a recurring or non-recurring basis.

Cash and cash equivalents, restricted cash and cash equivalents, servicer payables and warehouse borrowings — The estimated fair values of these financial instruments approximates their carrying amounts due to their highly-liquid or short-term nature.

Residential loans carried at amortized cost, net — The methods and assumptions used to estimate the fair value of residential loans carried at amortized cost are the same as those described for forward loans related to Non-Residual Trusts carried at fair value on a recurring basis.

Insurance premium receivables — The estimated fair value of these receivables is based on the net present value of the expected cash flows. The determination of fair value includes assumptions related to the underlying collateral serviced by the Company, such as delinquency and default rates, as the insurance premiums are collected as part of the borrowers’ loan payments or from the related trusts.

Servicer and protective advances, net — The estimated fair value of these advances is based on the net present value of expected cash flows. The determination of expected cash flows includes consideration of recoverability clauses in the Company’s servicing agreements, as well as assumptions related to the underlying collateral when proceeds may be used to recover these receivables.

Payables to insurance carriers — The estimated fair value of these liabilities is based on the net present value of the expected carrier payments over the life of the payables.

Servicing advance liabilities — The estimated fair value of these liabilities is based on the net present value of projected cash flows over the expected life of the liabilities at estimated market rates.

Debt — The Company’s 2013 Term Loan, Convertible Notes, and Senior Notes are not traded in an active, open market with readily observable prices. The estimated fair value of this debt is based on an average of broker quotes.

Mortgage-backed debt carried at amortized cost — The methods and assumptions used to estimate the fair value of mortgage-backed debt carried at amortized cost are the same as those described for mortgage-backed debt related to Non-Residual Trusts carried at fair value on a recurring basis.

Fair Value Option

The Company has elected the fair value option for certain financial instruments, including forward loans, receivables and mortgage-backed debt related to the Non-Residual Trusts, forward loans held for sale, charged-off loans, and reverse loans and HMBS related obligations. The fair value option was elected for these assets and liabilities as the Company believes fair value best reflects the expected future economic performance of these assets and liabilities. The yield on forward loans of the Non-Residual Trusts and reverse loans along with any change in fair value are recorded in either other net fair value gains (losses) or net fair value gains on reverse loans and related HMBS obligations on the consolidated statements of comprehensive income (loss). The yield on forward loans held for sale along with any change in fair value is recorded in net gains on sales of loans on the consolidated statements of comprehensive income (loss). The yield on charged-off loans along with any change in fair value is recorded in other revenues on the consolidated statements of comprehensive income (loss). With the exception of charged-off loans, the yield on loans includes recognition of interest income based on the stated interest rates of the loans that is expected to be collected as well as accretion of fair value adjustments. There is no contractual interest income recognized in relation to charged-off loans.

Presented in the table below is the estimated fair value and unpaid principal balance of loans, receivables and debt instruments for which the Company has elected the fair value option (in thousands):

	June 30, 2014		December 31, 2013
	Estimated Fair Value	Unpaid Principal Balance	Estimated Fair Value	Unpaid Principal Balance
Loans and receivables at fair value under the fair value option
Reverse loans(1)	$9,482,030	$8,741,715	$8,738,503	$8,135,927
Forward loans held for sale(1)	1,173,588	1,106,136	1,015,607	976,774
Forward loans related to Non-Residual Trusts	557,786	687,940	587,265	727,110
Charged-off loans	54,997	3,272,912	—	—
Receivables related to Non-Residual Trusts(2)	36,181	36,524	43,545	43,988

Total	$11,304,582	$13,845,227	$10,384,920	$9,883,799

Debt instruments at fair value under the fair value option
Mortgage-backed debt related to Non-Residual Trusts	$651,784	$695,366	$684,778	$735,379
HMBS related obligations(2)	9,472,666	8,646,651	8,652,746	7,959,711

Total	$10,124,450	$9,342,017	$9,337,524	$8,695,090

(1)	Includes loans that collateralize master repurchase agreements. Refer to Note 16 for further information.
(2)	For the receivables related to Non-Residual Trusts, the unpaid principal balance represents the notional amount of expected draws under the LOCs. For the HMBS related obligations, the unpaid principal balance represents the balance outstanding.

Included in forward loans related to Non-Residual Trusts are loans that are 90 days or more past due that have a fair value of $1.5 million and $1.7 million, and an unpaid principal balance of $8.2 million and $9.4 million, at June 30, 2014 and December 31, 2013, respectively. All charged-off loans are 90 days or more past due.

Included in other net fair value gains (losses) are fair value gains and losses from instrument-specific credit risk that include changes in fair value due to changes in assumptions related to prepayments, defaults, and severity. The Company recorded fair value gains (losses) from changes in instrument-specific credit risk for forward loans related to Non-Residual Trusts and receivables related to Non-Residual Trusts of $0.5 million and $(0.6) million for the three months ended June 30, 2014, respectively, and $1.1 million and $(1.7) million for the six months ended June 30, 2014, respectively. The Company recorded fair value gains (losses) from changes in instrument-specific credit risk for forward loans related to Non-Residual Trusts and receivables related to Non-Residual Trusts of $0.9 million and $0.8 million for the three months ended June 30, 2013, respectively, and $(3.8) million and $3.8 million for the six months ended June 30, 2013, respectively. There were no gains or losses from instrument-specific credit risk relating to charged-off loans during the three and six months ended June 30, 2014 and 2013. As a result of being insured by the FHA, instrument-specific credit risk associated with reverse loans is insignificant. Due to the short holding period of forward loans held for sale, related fair value gains and losses from instrument-specific credit risk are insignificant.

Net Gains on Sales of Loans

Provided in the table below is a summary of the components of net gains on sales of loans (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Realized gains on sales of loans	$102,517	$67,218	$189,350	$75,526
Change in unrealized gains (losses) on loans held for sale	23,353	(15,897)	19,177	(2,271)
Gains (losses) on interest rate lock commitments	37,969	(17,217)	36,363	41,404
Gains (losses) on forward sales commitments	(63,956)	183,625	(99,812)	179,688
Losses on MBS purchase commitments	(7,709)	(24,662)	(7,642)	(24,662)
Capitalized servicing rights	45,554	36,305	98,167	37,595
Provision for repurchases	(1,838)	(2,010)	(4,024)	(2,181)
Interest income	8,721	8,473	17,066	9,261
Other	—	114	—	34

Net gains on sales of loans	$144,611	$235,949	$248,645	$314,394

Net Fair Value Gains on Reverse Loans and Related HMBS Obligations

Provided in the table below is a summary of the components of net fair value gains on reverse loans and related HMBS obligations (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net fair value gains (losses) on reverse loans and related HMBS obligations
Interest income on reverse loans	$98,258	$86,514	$195,139	$163,781
Change in fair value of reverse loans	(8,687)	14,570	99,841	16,108

Net fair value gains on reverse loans	89,571	101,084	294,980	179,889

Interest expense on HMBS related obligations	(91,470)	(79,545)	(182,030)	(149,220)
Change in fair value of HMBS related obligations	28,835	5,192	(68,778)	32,850

Net fair value losses on HMBS related obligations	(62,635)	(74,353)	(250,808)	(116,370)

Net fair value gains on reverse loans and related HMBS obligations	$26,936	$26,731	$44,172	$63,519

7. Freestanding Derivative Financial Instruments

The Company enters into commitments to originate and purchase forward loans at interest rates that are determined prior to the funding or purchase of the loan, which are referred to as IRLCs. IRLCs are considered freestanding derivatives and are recorded at fair value at inception within other assets or payables and accrued liabilities on the consolidated balance sheets. Changes in fair value subsequent to inception are based on changes in the fair value of the underlying loan and changes in the probability that the loan will fund within the terms of the commitment. Changes in the fair value of the IRLCs are included in net gains on sales of loans on the consolidated statements of comprehensive income (loss).

The Company uses derivative financial instruments, primarily forward sales commitments, to manage exposure to interest rate risk and changes in the fair value of IRLCs and forward loans held for sale. The Company may also enter into commitments to purchase MBS as part of its overall hedging strategy. The Company has elected not to designate these freestanding derivatives as hedging instruments under GAAP. The fair value of these instruments are recorded in other assets or payables and accrued liabilities on the consolidated balance sheets with changes in the fair values included in net gains on sales of loans on the consolidated statements of comprehensive income (loss). Cash flows related to IRLCs, forward sales commitments, and MBS purchase commitments are included in operating activities on the consolidated statements of cash flows.

In connection with the forward sales commitments and MBS purchase commitments, the Company has entered into collateral agreements with its counterparties whereby both parties are required to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds, which mitigates counterparty credit risk. The right to receive cash collateral placed by the Company with its counterparties is included in other assets and the obligation to return collateral received by the Company from its counterparties is included within payables and accrued liabilities on the consolidated balance sheets. The Company has elected to record derivative assets and liabilities and related collateral on a gross basis, even when a legally enforceable master netting arrangement exists between the Company and the derivative counterparty.

The derivative transactions described above are measured in terms of the notional amount. With the exception of IRLCs, the notional amount is generally not exchanged and is used only as a basis on which interest and other payments are determined.

The following table provides the total notional or contractual amounts and related fair values of derivative assets and liabilities not designated as hedging instruments as well as cash collateral (in thousands):

	June 30, 2014			December 31, 2013
	Notional/ Contractual Amount	Fair Value		Notional/ Contractual Amount	Fair Value
		Derivative Assets	Derivative Liabilities		Derivative Assets	Derivative Liabilities
Interest rate lock commitments	$3,444,936	$75,526	$87	$2,202,638	$42,831	$3,755
Forward sales commitments	3,879,108	1	28,387	2,903,700	19,534	247
MBS purchase commitments	504,700	2,735	—	308,700	—	1,880

Total derivative instruments		$78,262	$28,474		$62,365	$5,882

Cash collateral		$20,460	$1,587		$—	$19,148

Derivative positions subject to netting arrangements allow the Company to net settle asset and liability positions, as well as cash collateral, with the same counterparty and include all forward sale commitments, MBS purchase commitments, and cash collateral at June 30, 2014 and December 31, 2013 included in the table above. After consideration of these netting arrangements and offsetting positions by counterparty, the total net settlement amount as it relates to these positions are asset positions of $1.9 million and $2.3 million, and liability positions of $8.7 million and $4.1 million at June 30, 2014 and December 31, 2013, respectively. A master netting arrangement with one of the Company’s counterparties also allows for offsetting derivative positions and collateral against amounts associated with the master repurchase agreement with that same counterparty. At June 30, 2014, the Company’s net derivative liability position of $5.5 million with that counterparty could be offset against any over collateralized positions associated with the master repurchase agreement to the extent available. Over collateralized positions on master repurchase agreements are not reflected as collateral in the table above.

Gains and losses related to derivatives not designated as hedging instruments are recorded as a component of net gains on sales of loans on the consolidated statements of comprehensive income (loss). Refer to Note 6 for a summary of these gains and losses.

8. Residential Loans at Amortized Cost, Net

Residential loans at amortized cost, net consist of forward loans held for investment. The majority of these residential loans are held in securitization trusts that have been consolidated.

Residential loans at amortized cost, net are comprised of the following components (in thousands):

	June 30, 2014	December 31, 2013
Residential loans, principal balance	$1,499,184	$1,542,056
Unamortized discounts and other cost basis adjustments, net(1)	(126,101)	(132,865)
Allowance for loan losses	(11,930)	(14,320)

Residential loans at amortized cost, net(2)	$1,361,153	$1,394,871

(1)	Included in unamortized discounts and other cost-basis adjustments, net is $12.4 million and $12.8 million of accrued interest receivable at June 30, 2014 and December 31, 2013, respectively.
(2)	Included in residential loans at amortized cost, net is $21.5 million and $17.2 million of unencumbered forward loans at June 30, 2014 and December 31, 2013, respectively.

Disclosures about the Credit Quality of Residential Loans at Amortized Cost and the Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable incurred credit losses inherent in the residential loan portfolio carried at amortized cost as of the balance sheet date. This portfolio is made up of one segment and class that consists primarily of less-than prime, credit-challenged residential loans. The risk characteristics of the portfolio segment and class relate to credit exposure. The method for monitoring and assessing credit risk is the same throughout the portfolio.

Residential loans carried at amortized cost are homogeneous and evaluated collectively for impairment. The determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses is based on, but not limited to, delinquency levels, default frequency experience, prior loan loss severity experience, and management’s judgment and assumptions regarding various matters, including the composition of the residential loan portfolio, known and inherent risks in the portfolio, the estimated value of the underlying real estate collateral, the level of the allowance in relation to total loans and to historical loss levels, current economic and market conditions within the applicable geographic areas surrounding the underlying real estate, changes in unemployment levels, and the impact that changes in interest rates have on a borrower’s ability to refinance its loan and to meet its repayment obligations. Management evaluates these assumptions and various other relevant factors impacting credit quality and inherent losses when quantifying the Company’s exposure to credit losses and assessing the adequacy of its allowance for loan losses as of each reporting date. The level of the allowance is adjusted based on the results of management’s analysis. Generally, as residential loans season, the credit exposure is reduced, resulting in decreasing provisions.

The allowance for loan losses is highly correlated to unemployment levels, delinquency status of the portfolio, and changes in home prices within the Company’s geographic markets. There has been a steady improvement in market conditions including an increase in median home selling prices and lower levels of housing inventory. Additionally, the unemployment rate has continued to stabilize since reaching a peak in October 2009. With continued stabilization in economic trends and portfolio performance, the Company expects continued improvement in the credit quality of the residential loan portfolio.

While the Company considers the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary if circumstances differ substantially from the assumptions used by management in determining the allowance for loan losses.

The following table summarizes the activity in the allowance for loan losses on residential loans at amortized cost, net (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Balance at beginning of the period	$12,084	$19,932	$14,320	$20,435
Provision for loan losses(1)	1,521	95	517	1,821
Charge-offs, net of recoveries(2)	(1,675)	(1,721)	(2,907)	(3,950)

Balance at end of the period	$11,930	$18,306	$11,930	$18,306

(1)	Provision for loan losses is included in other expense, net on the consolidated statements of comprehensive income (loss).
(2)	Includes charge-offs recognized upon acquisition of real estate in satisfaction of residential loans of $1.0 million and $2.0 million for the three months ended June 30, 2014 and 2013, respectively, and $2.1 million and $4.0 million for the six months ended June 30, 2014 and 2013, respectively.

The following table summarizes the ending balance of the allowance for loan losses and the recorded investment in residential loans at amortized cost by basis of accounting (in thousands):

	June 30, 2014	December 31, 2013
Allowance for loan losses
Loans collectively evaluated for impairment	$10,372	$13,058
Loans collectively evaluated for impairment and acquired with deteriorated credit quality	1,558	1,262

Total	$11,930	$14,320

Recorded investment in residential loans at amortized cost
Loans collectively evaluated for impairment	$1,347,883	$1,383,252
Loans collectively evaluated for impairment and acquired with deteriorated credit quality	25,200	25,939

Total	$1,373,083	$1,409,191

Aging of Past Due Residential Loans and Credit Risk Profile Based on Delinquencies

Residential loans at amortized cost are placed on non-accrual status when any portion of the principal or interest is 90 days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Interest income on non-accrual loans, if received, is recorded using the cash-basis method of accounting. Residential loans are removed from non-accrual status when there is no longer significant uncertainty regarding collection of the principal and the associated interest. If a non-accrual loan is returned to accruing status, the accrued interest existing at the date the residential loan is placed on non-accrual status and interest during the non-accrual period are recorded as interest income as of the date the loan no longer meets the non-accrual criteria. The past due or delinquency status of residential loans is generally determined based on the contractual payment terms. In the case of loans with an approved repayment plan, including plans approved by the bankruptcy court, delinquency is based on the modified due date of the loan. Loan balances are charged off when it becomes evident that balances are not collectible.

Factors that are important to managing overall credit quality and minimizing loan losses include sound loan underwriting, monitoring of existing loans, early identification of problem loans, timely resolution of problems, an appropriate allowance for loan losses, and sound non-accrual and charge-off policies. The Company primarily utilizes delinquency status to monitor the credit quality of the portfolio. The Company considers all loans 30 days or more past due to be non-performing and all loans that are current to be performing with regard to its credit quality profile.

The following table presents the aging of the residential loan portfolio accounted for at amortized cost, net (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due(1)	Current(2)	Total Residential Loans	Non- Accrual Loans
Recorded investment in residential loans at amortized cost
June 30, 2014	$22,876	$8,901	$51,516	$83,293	$1,289,790	$1,373,083	$51,516
December 31, 2013	18,798	7,186	54,836	80,820	1,328,371	1,409,191	54,836

(1)	Balances represent non-performing loans for the credit quality profile.
(2)	Balances represent performing loans for the credit quality profile.

9. Residential Loans at Fair Value

Residential Loans Held for Investment

Residential loans held for investment and carried at fair value include reverse loans, forward loans in Non-Residual Trusts and charged-off loans. The Company purchased and originated reverse loans in the amount of $393.0 million and $800.2 million during the three months ended June 30, 2014 and 2013, respectively. The Company purchased and originated reverse loans in the amount of $716.2 million and $1.9 billion during the six months ended June 30, 2014 and 2013, respectively. The Company purchased charged-off loans with an unpaid principal balance of $3.3 billion for $57.1 million during the three and six months ended June 30, 2014.

Residential Loans Held for Sale

The Company sells substantially all of its originated or purchased forward loans into the secondary market for securitization or to private investors as whole loans. The Company typically retains the right to service these loans. Refer to Note 5 for additional information regarding these sales of residential loans.

A reconciliation of the changes in residential loans held for sale is presented in the following table (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Balance at beginning of period	$630,456	$278,474	$1,015,607	$45,065
Purchases and originations of loans held for sale	4,453,761	4,848,332	8,037,309	5,281,349
Proceeds from sales of and payments on loans held for sale(1)	(4,045,058)	(3,522,518)	(8,104,759)	(3,749,979)
Realized gains on sales of loans(2)	102,517	67,218	189,350	75,526
Change in unrealized gains (losses) on loans held for sale(2)	23,353	(15,897)	19,177	(2,271)
Interest income(2)	8,721	8,473	17,066	9,261
Transfers from loans held for investment	—	43	—	5,183
Other	(162)	90	(162)	81

Balance at end of period	$1,173,588	$1,664,215	$1,173,588	$1,664,215

(1)	Excludes realized gains (losses) on freestanding derivatives.
(2)	Amount is a component of net gains on sales of loans on the consolidated statements of comprehensive income (loss). Refer to Note 6 for additional information.

10. Receivables, Net

Receivables, net consist of the following (in thousands):

	June 30, 2014	December 31, 2013
Insurance premium receivables	$100,527	$103,149
Servicing fee receivables	59,664	54,794
Receivables related to Non-Residual Trusts	36,181	43,545
Income tax receivables	47,766	53,495
Other receivables	48,900	67,126

Total receivables	293,038	322,109
Less: Allowance for uncollectible receivables	(4,209)	(2,914)

Receivables, net	$288,829	$319,195

11. Servicing of Residential Loans

The Company provides servicing for third-party investors in forward and reverse loans and for loans recognized on the consolidated balance sheets. The Company’s total servicing portfolio consists of accounts serviced for others for which servicing rights have been capitalized, accounts sub-serviced for others, as well as residential loans and real estate owned recognized on the consolidated balance sheets.

Provided below is a summary of the Company’s total servicing portfolio (dollars in thousands):

	June 30, 2014		December 31, 2013
	Number of Accounts	Unpaid Principal Balance	Number of Accounts	Unpaid Principal Balance
Third-party investors(1)
Capitalized servicing rights	1,561,604	$176,305,631	1,310,357	$146,143,213
Capitalized sub-servicing(2)	217,692	11,996,994	235,112	13,369,236
Sub-servicing	442,151	51,727,596	393,640	47,006,325

Total third-party servicing portfolio	2,221,447	240,030,221	1,939,109	206,518,774
On-balance sheet residential loans and real estate owned	115,118	12,050,445	112,687	11,442,362

Total servicing portfolio(3)	2,336,565	$252,080,666	2,051,796	$217,961,136

(1)	Includes real estate owned serviced for third parties.
(2)	Consists of sub-servicing contracts acquired through business combinations whereby the benefits from the contract are greater than “adequate compensation” for performing the servicing.
(3)	Includes accounts serviced by the Servicing and Reverse Mortgage segments and excludes charged-off loans managed by the ARM segment.

Net Servicing Revenue and Fees

The Company services loans for itself, as well as for third parties, and earns servicing income from its third-party servicing portfolio. The following table presents the components of net servicing revenue and fees, which includes revenues earned by the Servicing, ARM and Reverse Mortgage segments (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Servicing fees	$173,147	$143,473	$339,180	$263,345
Incentive and performance fees	41,482	41,379	84,339	75,104
Ancillary and other fees(1)	20,087	18,586	42,740	34,397

Servicing revenue and fees	234,716	203,438	466,259	372,846
Amortization of servicing rights	(10,188)	(11,209)	(21,305)	(22,533)
Change in fair value of servicing rights	(83,552)	65,077	(131,186)	44,002

Net servicing revenue and fees	$140,976	$257,306	$313,768	$394,315

(1)	Includes late fees of $10.3 million and $9.7 million for the three months ended June 30, 2014 and 2013, respectively, and $22.6 million and $17.0 million for the six months ended June 30, 2014 and 2013, respectively.

Servicing Rights

Servicing rights are represented by three classes, which consist of a risk-managed forward loan class, or the risk-managed loan class, a forward loan class, and a reverse loan class. These classes are based on the availability of market inputs used in determining the fair values of servicing rights and risk management strategies available to the Company. Risks inherent in servicing rights include prepayment and interest rate risks. The risk-managed loan class includes portfolios for which the Company may apply a hedging strategy in the future. At initial recognition, the fair value of the servicing right is established using assumptions consistent with those used to establish the fair value of existing servicing rights. Subsequent to initial capitalization, servicing rights are accounted for using either the fair value method or the amortization method based on the servicing class. Servicing rights carried at amortized cost consist of the forward loan class and the reverse loan class. Servicing rights carried at fair value consist of the risk-managed loan class.

Servicing Rights at Amortized Cost

The following tables summarize the activity in the carrying value of servicing rights accounted for at amortized cost by class (in thousands):

	For the Six Months Ended June 30, 2014
	Forward Loan	Reverse Loan	Total
Balance at January 1, 2014	$161,782	$11,994	$173,776
Amortization	(10,367)	(750)	(11,117)

Balance at March 31, 2014	151,415	11,244	162,659
Amortization	(9,495)	(693)	(10,188)

Balance at June 30, 2014	$141,920	$10,551	$152,471

	For the Six Months Ended June 30, 2013
	Forward Loan	Reverse Loan	Total
Balance at January 1, 2013	$227,191	$15,521	$242,712
Reclassifications(1)	(26,382)	—	(26,382)
Purchases	36	—	36
Amortization	(10,406)	(918)	(11,324)

Balance at March 31, 2013	190,439	14,603	205,042
Amortization	(10,334)	(875)	(11,209)

Balance at June 30, 2013	$180,105	$13,728	$193,833

(1)	Represents servicing rights for which the Company elected fair value accounting as of January 1, 2013. This election had no impact on retained earnings.

Servicing rights accounted for at amortized cost are evaluated for impairment by strata based on their estimated fair values. The risk characteristics used to stratify servicing rights for purposes of measuring impairment are the type of loan products, which consist of manufactured housing loans, first lien residential mortgages and second lien residential mortgages for the forward loan class, and reverse mortgages for the reverse loan class. At June 30, 2014, the fair value of servicing rights for the forward loan class and the reverse loan class was $172.1 million and $15.4 million, respectively. At December 31, 2013, the fair value of servicing rights for the forward loan class and the reverse loan class was $192.1 million and $15.9 million, respectively. Fair value was estimated using the present value of projected cash flows over the estimated period of net servicing income. The estimation of fair value requires significant judgment and uses key economic inputs and assumptions, which are provided in the table below (in thousands):

	June 30, 2014
	Forward Loan	Reverse Loan
Fair value of servicing rights carried at amortized cost	$172,149	$15,430
Inputs and assumptions:
Weighted-average remaining life in years	5.5	3.3
Weighted-average stated borrower interest rate on underlying collateral	7.80%	3.44%
Weighted-average discount rate	12.16%	15.00%
Conditional prepayment rate	6.29%	(1)
Conditional default rate	3.30%	(1)
Conditional repayment rate	(2)	23.45%

(1)	For the reverse loan class, conditional repayment rate includes assumptions for both voluntary and involuntary rates as well as assumptions for the assignment of HECMs to HUD, in accordance with obligations as servicer.

(2)	For the forward loan class, voluntary and involuntary prepayment rates have been presented as conditional prepayment rate and conditional default rate, respectively.

The valuation of servicing rights is affected by the underlying assumptions above. Should the actual performance and timing differ materially from the Company’s projected assumptions, the estimate of fair value of the servicing rights could be materially different.

Servicing Rights at Fair Value

The following table summarizes the activity in servicing rights carried at fair value (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Balance at beginning of period(1)	$1,513,830	$766,943	$1,131,124	$26,382
Acquisition of EverBank net assets	—	—	58,680	—
Acquisition of ResCap net assets	—	—	—	242,604
Purchases(2)	20,241	19,885	339,288	537,627
Servicing rights capitalized upon sales of loans	45,554	36,305	98,167	37,595
Changes in fair value due to:
Changes in valuation inputs or other assumptions(3)	(43,376)	93,311	(68,994)	89,331
Other changes in fair value(4)	(40,176)	(28,234)	(62,192)	(45,329)

Balance at end of period	$1,496,073	$888,210	$1,496,073	$888,210

(1)	There were no servicing rights carried at fair value at December 31, 2012. The balance at the beginning of the period for the six months ended June 30, 2014 presented above represents those servicing rights for which the Company elected fair value accounting as of January 1, 2013.
(2)	Purchases for the six months ended June 30, 2014 primarily include a pool of Fannie Mae MSRs. Refer to Note 3 for additional information. Purchases for the six months ended June 30, 2013 primarily include servicing rights associated with an asset purchase from BOA.
(3)	Represents the change in servicing rights carried at fair value resulting primarily from market-driven changes in interest rates and prepayment speeds.
(4)	Represents the change in servicing rights carried at fair value due to the realization of expected cash flows over time.

The fair value of servicing rights accounted for at fair value was estimated using the present value of projected cash flows over the estimated period of net servicing income. The estimation of fair value requires significant judgment and uses key economic inputs and assumptions, which are provided in the table below:

	June 30, 2014	December 31, 2013
Weighted-average remaining life in years	6.5	6.8
Weighted-average stated borrower interest rate on underlying collateral	4.87%	5.20%
Weighted-average discount rate	9.59%	9.76%
Conditional prepayment rate	8.05%	7.06%
Conditional default rate	2.44%	2.90%

The valuation of servicing rights is affected by the underlying assumptions above. Should the actual performance and timing differ materially from the Company’s projected assumptions, the estimate of fair value of the servicing rights could be materially different.

The following table summarizes the hypothetical effect on the fair value of servicing rights carried at fair value using adverse changes of 10% and 20% to the weighted-average of certain significant assumptions used in valuing these assets (dollars in thousands):

	June 30, 2014			December 31, 2013
		Decline in fair value due to			Decline in fair value due to
	Actual	10% adverse change	20% adverse change	Actual	10% adverse change	20% adverse change
Weighted-average discount rate	9.59%	$(57,852)	$(114,304)	9.76%	$(49,687)	$(95,531)
Conditional prepayment rate	8.05%	(61,333)	(118,572)	7.06%	(47,114)	(88,411)
Conditional default rate	2.44%	(25,058)	(40,182)	2.90%	(12,778)	(25,110)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of an adverse variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change.

Fair Value of Originated Servicing Rights

For forward loans sold with servicing retained, the Company used the following inputs and assumptions to determine the fair value of servicing rights at the dates of sale. These servicing rights are included in servicing rights capitalized upon sales of loans in the table presented above that summarizes the activity in servicing rights accounted for at fair value.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Weighted-average life in years	6.8 - 7.3	7.2 - 9.6	6.8 - 7.7	6.1 - 9.6
Weighted-average stated borrower interest rate on underlying collateral	4.48% - 4.54%	3.85% - 4.20%	4.48% - 4.67%	3.85% - 4.20%
Weighted-average discount rates	9.50%	9.50% - 10.40%	9.50%	9.50% - 12.30%
Conditional prepayment rates	8.11% - 8.76%	3.00% - 5.10%	7.26% - 8.76%	3.00% - 8.10%
Conditional default rates	0.59% - 0.67%	0.50% - 2.00%	0.59% - 0.67%	0.50% - 2.00%

12. Goodwill

The table below sets forth the activity in goodwill by reportable segment (in thousands):

	Reportable Segment
	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Total
Balance at December 31, 2013	$432,267	$47,747	$138,808	$34,518	$4,397	$657,737
Impairment	—	—	(82,269)	—	—	(82,269)

Balance at June 30, 2014	$432,267	$47,747	$56,539	$34,518	$4,397	$575,468

During August 2013, HUD announced certain changes to the HECM program that impacted the reverse products available to borrowers and reduced the available principal to be drawn initially by borrowers, deferring a significant amount of cash flow to future years. The regulatory changes required industry participants to revise their overall business strategies and develop new products available to borrowers. These changes created competitive pressures in the overall market place resulting in reduced and delayed cash flows, and therefore discounted cash flows are negatively impacted due to the time value of money theory.

As a result of the August 2013 changes, our Reverse Mortgage reporting unit has experienced operating challenges during 2014. During the second quarter of 2014, the Company developed a new strategy to increase the volume of new loans sourced through the reporting unit’s retail origination channel which is anticipated to provide higher cash flows to the reporting unit. As part of this process, the Company revised its multi-year forecast for the Reverse Mortgage business. The change in assumptions used in the revised forecast and the fair value estimates utilized in the impairment testing of the Reverse Mortgage reporting unit goodwill incorporated insights gained since acquiring the Reverse Mortgage business. The lower projected revenue is a product of the changes to the HECM program noted above. The revised forecast also reflected changes related to current market trends, a likely reduction of certain fee revenue streams, business mix, cost structure, and other expectations about the anticipated short-term operating results of the Reverse business.

The Company considered its lower operating results over a sustained period of time due to increased costs to service, adverse market conditions and regulatory trends within the reverse loan industry driving lower volume and reduced cash flows on the origination of reverse loans through the Reverse Mortgage reporting unit’s correspondent channel, as well as changes in our Reverse strategy and the revised financial forecast in determining that there were interim impairment indicators that led to the need for a quantitative impairment analysis for Goodwill purposes during the second quarter.

The fair value of the Reverse reporting unit was based on the income approach. The decline in the fair value of the Reverse reporting unit resulted from lower projected revenue growth rates and profitability levels in the short term, as well as an increase in the risk factor that is included in the discount rate used to calculate the discounted cash flows.

Based on the step one and step two analyses, the fair value of the reporting unit was below the carrying value. As a result, the Company recorded an $82.3 million goodwill impairment charge in the second quarter of 2014 which is included in the goodwill impairment line item in the consolidated statements of comprehensive income (loss).

The Company completed a qualitative assessment of any potential goodwill impairment as of June 30, 2014 for the Servicing, Insurance, Originations, and ARM reporting units. Based on the qualitative assessment, the Company determined that it was not more likely than not that the fair values of the Servicing, Insurance, Originations, and ARM reporting units were less than their carrying amounts and, therefore, the Company was not required to perform the two-step goodwill impairment analysis for these reporting units.

The Company will continue to evaluate goodwill on an annual basis effective October 1, 2014 and whenever events or changes in circumstances, such as significant adverse changes in business climate or operating results, new regulatory requirements and changes in management’s business strategy, indicate that there may be a potential indicator of impairment.

13. Other Assets

Other assets consist of the following (in thousands):

	June 30, 2014	December 31, 2013
Real estate owned, net	$79,079	$73,573
Derivative instruments	78,262	62,365
Deferred debt issuance costs	60,408	57,517
Collateral receivable on derivative instruments	20,460	—
Acquisition deposits(1)	2,232	175,048
Other	36,048	44,573

Total other assets	$276,489	$413,076

(1)	Acquisition deposits at December 31, 2013 were related to the acquisitions of the EverBank net assets and a pool of Fannie Mae MSRs. Investor approvals for certain of these transactions were obtained during the six months ended June 30, 2014. At June 30, 2014, acquisition deposits were related to EverBank private-label MSRs pending investor consent.

14. Payables and Accrued Liabilities

Payables and accrued liabilities consist of the following (in thousands):

	June 30, 2014	December 31, 2013
Servicing rights and related advance purchases payable(1)	$131,214	$12,741
Accounts payable and accrued liabilities	82,434	55,174
Payables to insurance carriers	79,551	69,489
Employee-related liabilities	67,015	90,788
Curtailment liability	60,362	53,905
Originations liability	55,216	50,042
Derivative instruments	28,474	5,882
Uncertain tax positions	21,034	20,550
Acquisition related escrow funds payable to sellers	15,942	19,620
Accrued interest payable	15,573	18,416
Servicing transfer payables	6,741	14,167
Insurance premium cancellation reserve	6,589	7,135
Collateral payable on derivative instruments	1,587	19,148
Contingent earn-out payments	—	5,900
Other	50,550	51,182

Total payables and accrued liabilities	$622,282	$494,139

(1)	The increase is related primarily to the acquisition of MSRs from EverBank and an affiliate of a national bank for which the Company obtained GSE investor approval for transfer of servicing during the six months ended June 30, 2014.

15. Servicing Advance Liabilities

Servicing advance liabilities consist of the following (in thousands):

	June 30, 2014	December 31, 2013
Early Advance Reimbursement Agreement	$928,873	$903,381
Receivables Loan Agreement	64,387	67,905
Indenture Agreement	36,936	—
Revolving Credit Agreement	10,245	—

Total servicing advance liabilities	$1,040,441	$971,286

Servicing Advance Agreements

The Company’s subsidiaries have servicing advance facilities with several lenders and an Early Advance Reimbursement Agreement with Fannie Mae which, in each case, are used to fund certain principal and interest, servicer and protective advances that are the responsibility of certain of the Company’s subsidiaries under certain servicing agreements. The servicing advance facilities and the Early Advance Reimbursement Agreement had an aggregate capacity amount of $1.2 billion at June 30, 2014. The interest rates on these facilities and the Early

Advance Reimbursement Agreement are primarily based on LIBOR plus between 1.25% and 5.5% and have various expiration dates through July 2015. Payments on the amounts due under these agreements are paid from the recoveries or repayment by third party borrowers of underlying advances made by the Company’s subsidiaries. Accordingly, repayment of the facilities and amounts due under the Early Advance Reimbursement Agreement are dependent on the recoveries or repayments by third party borrowers that are received on the underlying advances associated with the agreements. The servicing advance facilities had $130.4 million of collateral pledged by the Company’s subsidiaries under these agreements at June 30, 2014.

Green Tree Servicing’s Early Advance Reimbursement Agreement with Fannie Mae is used exclusively to fund certain principal and interest, servicer and protective advances that are the responsibility of Green Tree Servicing under its Fannie Mae servicing agreements. The Fannie Mae Early Advance Reimbursement Agreement expires on March 31, 2015. If not renewed, there will be no additional funding by Fannie Mae of new advances under the agreement. In addition, collections recovered during the 18 months following the expiration of the agreement are to be remitted to Fannie Mae to settle any remaining outstanding balance due under such agreement. Upon expiration of the 18 month period, any remaining balance would become due and payable.

The Early Advance Reimbursement Agreement with Fannie Mae also includes certain “Stop Events,” such as: (i) the failure of Green Tree Servicing to comply with the terms of the agreement; (ii) the failure of Green Tree Servicing to be an approved Fannie Mae servicer; and (iii) the occurrence of an event of default under Green Tree Servicing’s mortgage selling and servicing contract or any master agreement with Fannie Mae which has not been waived by Fannie Mae or cured as may be allowed under the applicable agreement. Fannie Mae may also declare a “Stop Event” 120 days after providing Green Tree Servicing with written notice of its intent to do so. Were a Stop Event to occur and not be waived by Fannie Mae, Fannie Mae would have the option to terminate the Servicing Advance Reimbursement Agreement. In the event Fannie Mae elected to terminate the Servicing Advance Reimbursement Agreement, collections recovered during the 18 months following the occurrence of the Stop Event would be required to be remitted to Fannie Mae to settle any remaining outstanding balance due under such agreement. Upon expiration of the 18 month period, any remaining balance would become due and payable.

The servicing advance agreements contain customary events of default and covenants, the most significant of which are financial covenants. Financial covenants most sensitive to the Company’s operating results and financial position are the requirements that certain of its subsidiaries maintain minimum tangible net worth, indebtedness to tangible net worth and minimum liquidity. During the first quarter of 2014, the Receivables Loan Agreement was amended to remove the covenant relating to the Company’s requirement to maintain a minimum annual net cash provided by operating activities and to add other customary financial covenants, including indebtedness to tangible net worth ratio requirements, and minimum liquidity. The Company’s subsidiaries were in compliance with these financial covenants at June 30, 2014.

16. Warehouse Borrowings

The Company’s subsidiaries enter into master repurchase agreements with lenders providing warehouse facilities. The warehouse facilities are primarily used to fund the origination of forward loans and reverse loans. The facilities had an aggregate funding capacity of $2.3 billion at June 30, 2014 and are secured by certain forward and reverse loans. The interest rates on the facilities are primarily based on LIBOR plus between 2.10% and 3.25%, in some cases are subject to a LIBOR floor or other minimum rates, and have various expiration dates through July 2015. The facilities are secured by $1.2 billion in unpaid principal balance of residential loans at June 30, 2014.

All of the Company’s subsidiaries’ master repurchase agreements contain customary events of default and covenants, the most significant of which are financial covenants. Financial covenants most sensitive to the Company’s operating results and financial position are minimum tangible net worth requirements, indebtedness to tangible net worth ratio requirements, and minimum liquidity and profitability requirements.

At June 30, 2014, absent a waiver received from its counterparty, RMS would not have been in compliance with its minimum profitability covenant contained in one of its master repurchase agreements. In July 2014, RMS obtained waivers of compliance effective for the quarter ended June 30, 2014 and the quarters ending September 30, 2014 and December 31, 2014. The waiver of compliance for the quarter ended June 30, 2014 waived certain rights and remedies that otherwise would have been available under the master repurchase agreement and confirmed that no default or event of default had occurred. The waiver of compliance for the quarters ending September 30, 2014 and December 31, 2014 are conditioned on RMS being in compliance with all other covenants set forth in the master repurchase agreement and related documents. So long as RMS is in compliance with all other covenants within the master repurchase agreement and related documents, the waiver of compliance waives certain rights and remedies that otherwise would have been available under the master repurchase agreement and confirms that no default or event of default had occurred. As a result of the waiver obtained by RMS relating to the quarter ended June 30, 2014, RMS was in compliance with its financial covenants at June 30, 2014.

17. Share-Based Compensation

During the six months ended June 30, 2014, the Company granted performance shares of 482,228 that contained a market-based performance condition in addition to a service component. These performance shares vest at the end of the performance period, or December 31, 2016, and the shares ultimately awarded will be based upon the performance percentage, which can range from 0% to 200% of the target performance award grant. The performance shares ultimately awarded upon vesting are based on the percentile rank of the Company’s TSR relative to the distribution of TSRs of peer group companies. TSR is measured based on a comparison of the average closing price for the twenty trading days immediately prior to March 24, 2014, or the first day of the performance period, and the average closing price for the last twenty trading days of the performance period. TSR will include the effect of dividends paid during the performance period. The weighted-average fair value of these performance shares at their grant date was $34.75 and was estimated on the date of grant using a Monte Carlo simulation model that included valuation inputs for expected volatility of 47%, risk free interest rate of 0.83% and no dividend yield. Also during the period, the Company granted 202,464 RSUs that vest over three years based upon a service condition. The weighted-average grant date fair value of $28.14 for these awards was based on the average of the high and the low market prices of the Company’s stock on the date of grant.

During the three months ended June 30 2014, the Company granted 67,507 options that cliff vest in three years based upon a service condition and have a ten year contractual term. The fair value of the stock options of $10.05 was based on the estimate of fair value on the date of grant using the Black-Scholes option pricing model and related assumptions. Also during this period, the Company issued 30,898 shares of fully vested common stock to its non-employee directors. The fair value of the common stock of $29.45 was based on the average of the high and low market prices on the date of issuance. The Company’s share-based compensation expense has been reflected in salaries and benefits expense in the consolidated statements of comprehensive income (loss).

18. Income Taxes

During the three months ended June 30, 2014, the Company recorded an impairment of goodwill related to the Reverse Mortgage reporting unit. This goodwill is not deductible for tax and as such, no tax benefit was recorded for this impairment. For the second quarter of 2014, the Company calculated the tax benefit related to loss before income taxes for the six months ended June 30, 2014 based on its estimated annual effective tax rate which takes into account all expected ordinary activity for the 2014 year. Due to the significant nature of the non-deductible expense related to the impairment of goodwill compared to expected ordinary income for the year ended December 31, 2014, the Company’s estimated annual effective tax rate for the year is approximately 119%. This effective tax rate differs from the statutory rate of 35% primarily as a result of the non-deductible goodwill impairment as well as the impact of state taxes. As the Company reports income tax expense (benefit) on an interim basis using an estimated annual effective tax rate, the expected tax rate for the remainder of 2014 is anticipated to approximate the effective tax rate for the six months ended June 30, 2014 of 119%.

19. Earnings (Loss) Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations shown on the consolidated statements of comprehensive income (loss) (dollars in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Basic earnings (loss) per share
Net income (loss)	$(12,929)	$143,232	$4,448	$170,981
Less: Net income allocated to unvested participating securities	—	(2,351)	(34)	(2,831)

Net income (loss) available to common stockholders (numerator)	$(12,929)	$140,881	$4,414	$168,150
Weighted-average common shares outstanding (denominator)	37,673	36,925	37,552	36,902

Basic earnings (loss) per share	$(0.34)	$3.82	$0.12	$4.56

Diluted earnings (loss) per share
Net income (loss)	$(12,929)	$143,232	$4,448	$170,981
Less: Net income allocated to unvested participating securities	—	(2,310)	(33)	(2,778)

Net income (loss) available to common stockholders (numerator)	$(12,929)	$140,922	$4,415	$168,203
Weighted-average common shares outstanding	37,673	36,925	37,552	36,902
Add: Effect of dilutive stock options, non-participating securities, and convertible notes	—	660	522	711

Diluted weighted-average common shares outstanding (denominator)	37,673	37,585	38,074	37,613

Diluted earnings (loss) per share	$(0.34)	$3.75	$0.12	$4.47

A portion of the Company’s unvested RSUs are considered participating securities. During periods of net income, the calculation of earnings per share for common stock is adjusted to exclude the income attributable to the participating securities from the numerator and exclude the dilutive impact of those shares from the denominator. During periods of net loss, no effect is given to the participating securities because they do not share in the losses of the Company.

The calculation of diluted earnings (loss) per share does not include 8.0 million and 5.9 million shares for the three months ended June 2014 and 2013, respectively, and 6.3 million and 5.4 million for the six months ended June 30, 2014 and 2013, respectively, because their effect would have been antidilutive. The Convertible Notes are antidilutive when calculating earnings (loss) per share when the Company’s average stock price is less than $58.80. Upon conversion of the Convertible Notes, the Company may pay or deliver, at its option, cash, shares of the Company’s common stock, or a combination of cash and shares of common stock. It is the Company’s intent to settle all conversions through combination settlement, which involves repayment of an amount of cash equal to the principal amount and any excess of conversion value over the principal amount in shares of common stock.

20. Supplemental Disclosures of Cash Flow Information

The Company’s supplemental disclosures of cash flow information are summarized as follows (in thousands):

	For the Six Months Ended June 30,
	2014	2013
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$154,843	$127,802
Cash paid (received) for taxes	(17,801)	55,444
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Servicing rights capitalized upon sales of loans	98,167	37,595
Real estate owned acquired through foreclosure	59,484	60,955
Residential loans originated to finance the sale of real estate owned	30,057	34,032
Acquisition of servicing rights	83,868	14,083

21. Segment Reporting

Management has organized the Company into six reportable segments based primarily on its services as follows:

•	Servicing — consists of operations that perform servicing for third-party investors in forward loans, as well as for the Loans and Residuals segment and for the Non-Residual Trusts reflected in the Other non-reportable segments.

•	Originations — consists of operations that originate and purchase forward loans that are sold to third parties with servicing rights generally retained.

•	Reverse Mortgage — consists of operations that purchase and originate reverse loans that are securitized but remain on the consolidated balance sheet as collateral for secured borrowings. This segment also performs servicing for third-party investors in reverse loans and provides other ancillary services for the reverse mortgage market, such as real estate owned property management and disposition.

•	Asset Receivables Management — performs collections of post charge-off deficiency balances for its own portfolio and on behalf of third-party securitization trusts and other asset owners.

•	Insurance — provides voluntary insurance for residential loan borrowers and lender-placed hazard insurance for investors, if permitted under applicable laws and regulations, as well as other ancillary products, through the Company’s insurance agency for a commission.

•	Loans and Residuals — consists of the assets and mortgage-backed debt of the Residual Trusts and the unencumbered residential loan portfolio and real estate owned, all of which are associated with forward loans.

In order to reconcile the financial results for the Company’s reportable segments to the consolidated results, the Company has presented the revenue and expenses of the Non-Residual Trusts and other non-reportable operating segments, as well as certain corporate expenses that have not been allocated to the business segments, in Other. Intersegment servicing revenues and expenses have been eliminated. Intersegment revenues are recognized on the same basis of accounting as such revenue is recognized on the consolidated statements of comprehensive income (loss).

Presented in the tables below are the Company’s financial results by reportable segment reconciled to consolidated income (loss) before income taxes (in thousands):

	For the Three Months Ended June 30, 2014
	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees(1)	$126,640	$—	$8,777	$10,760	$—	$—	$—	$(5,201)	$140,976
Net gains on sales of loans	—	144,611	—	—	—	—	—	—	144,611
Interest income on loans	—	—	—	—	—	34,218	—	—	34,218
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,936	—	—	—	—	—	26,936
Insurance revenue	—	—	—	—	19,806	—	—	—	19,806
Other revenues(2)	1,157	5,688	3,005	1,461	242	1	35,612	—	47,166

Total revenues	127,797	150,299	38,718	12,221	20,048	34,219	35,612	(5,201)	413,713
EXPENSES
Interest expense	10,619	6,627	775	—	—	19,860	36,809	—	74,690
Depreciation and amortization	8,979	4,757	2,302	1,213	1,130	—	10	—	18,391
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	159,583	74,569	40,003	6,182	7,975	5,985	2,725	(5,201)	291,821

Total expenses	179,181	85,953	125,349	7,395	9,105	25,845	39,544	(5,201)	467,171
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Total other gains (losses)	(167)	—	—	—	—	(905)	2,604	—	1,532

Income (loss) before income taxes	$(51,551)	$64,346	$(86,631)	$4,826	$10,943	$7,469	$(1,328)	$—	$(51,926)

(1)	The Company’s Servicing and Asset Receivables Management segments include net servicing revenue and fees of $5.0 million and $0.2 million, respectively, associated with intercompany activity with the Originations and Loans and Residuals segments and Other non-reportable segment.
(2)	Other revenues for the Company’s Other non-reportable segment includes $34.2 million in asset management performance fees collected and earned in connection with the investment management of a fund. Refer to Note 2 for additional information on this transaction.

	For the Six Months Ended June 30, 2014
	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees(1)	$287,466	$—	$16,387	$19,806	$—	$—	$—	$(9,891)	$313,768
Net gains on sales of loans	—	248,645	—	—	—	—	—	—	248,645
Interest income on loans	—	—	—	—	—	68,640	—	—	68,640
Net fair value gains on reverse loans and related HMBS obligations	—	—	44,172	—	—	—	—	—	44,172
Insurance revenue	—	—	—	—	43,194	—	—	—	43,194
Other revenues(2)	9,711	10,868	6,027	1,461	246	3	36,926	—	65,242

Total revenues	297,177	259,513	66,586	21,267	43,440	68,643	36,926	(9,891)	783,661
EXPENSES
Interest expense	21,032	13,460	1,634	—	—	40,163	73,250	—	149,539
Depreciation and amortization	17,684	9,752	4,751	2,515	2,313	—	20	—	37,035
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	275,900	151,745	74,363	11,427	15,517	9,609	8,138	(9,891)	536,808

Total expenses	314,616	174,957	163,017	13,942	17,830	49,772	81,408	(9,891)	805,651
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(341)	—	—	—	—	(1,147)	517	—	(971)

Total other gains (losses)	(341)	—	—	—	—	(1,147)	517	—	(971)

Income (loss) before income taxes	$(17,780)	$84,556	$(96,431)	$7,325	$25,610	$17,724	$(43,965)	$—	$(22,961)

(1)	The Company’s Servicing and Asset Receivables Management segments include net servicing revenue and fees of $9.6 million and $0.3 million, respectively, associated with intercompany activity with the Originations and Loans and Residuals segments and Other non-reportable segment.
(2)	Other revenues for the Company’s Other non-reportable segment includes $34.2 million in asset management performance fees collected and earned in connection with the investment management of a fund. Refer to Note 2 for additional information on this transaction.

	For the Three Months Ended June 30, 2013
	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees(1)	$244,432	$—	$6,624	$11,102	$—	$—	$—	$(4,852)	$257,306
Net gains on sales of loans	—	235,699	250	—	—	—	—	—	235,949
Interest income on loans	—	—	—	—	—	36,796	—	—	36,796
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,731	—	—	—	—	—	26,731
Insurance revenue	—	—	—	—	18,050	—	—	—	18,050
Other revenues	457	15,527	2,366	69	6	1	2,706	—	21,132

Total revenues	244,889	251,226	35,971	11,171	18,056	36,797	2,706	(4,852)	595,964
EXPENSES
Interest expense	5,166	8,600	2,166	—	—	21,800	30,558	—	68,290
Depreciation and amortization	9,445	2,689	2,691	1,614	1,168	—	7	—	17,614
Other expenses, net	116,914	94,058	40,931	5,722	7,934	4,813	7,625	(4,852)	273,145

Total expenses	131,525	105,347	45,788	7,336	9,102	26,613	38,190	(4,852)	359,049
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(179)	—	—	—	—	566	1,269	—	1,656

Total other gains (losses)	(179)	—	—	—	—	566	1,269	—	1,656

Income (loss) before income taxes	$113,185	$145,879	$(9,817)	$3,835	$8,954	$10,750	$(34,215)	$—	$238,571

(1)	The Company’s Servicing and Asset Receivables Management segments include net servicing revenue and fees of $4.7 million and $0.1 million, respectively, associated with intercompany activity with the Loans and Residuals segment and Other non-reportable segment.

	For the Six Months Ended June 30, 2013
	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees(1)	$369,559	$—	$13,372	$21,192	$—	$—	$—	$(9,808)	$394,315
Net gains on sales of loans	—	309,761	4,633	—	—	—	—	—	314,394
Interest income on loans	—	—	—	—	—	73,694	—	—	73,694
Net fair value gains on reverse loans and related HMBS obligations	—	—	63,519	—	—	—	—	—	63,519
Insurance revenue	—	—	—	—	35,584	—	—	—	35,584
Other revenues	919	17,524	5,311	133	13	4	5,122	(39)	28,987

Total revenues	370,478	327,285	86,835	21,325	35,597	73,698	5,122	(9,847)	910,493
EXPENSES
Interest expense	7,576	9,306	5,695	—	—	44,096	55,759	—	122,432
Depreciation and amortization	18,302	4,366	5,414	3,370	2,482	—	13	—	33,947
Other expenses, net	208,962	133,475	73,454	11,752	16,442	10,643	24,533	(9,847)	469,414

Total expenses	234,840	147,147	84,563	15,122	18,924	54,739	80,305	(9,847)	625,793
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(424)	—	—	—	—	404	415	—	395

Total other gains (losses)	(424)	—	—	—	—	404	415	—	395

Income (loss) before income taxes	$135,214	$180,138	$2,272	$6,203	$16,673	$19,363	$(74,768)	$—	$285,095

(1)	The Company’s Servicing and Asset Receivables Management segments include net servicing revenue and fees of $9.6 million and $0.2 million, respectively, associated with intercompany activity with the Loans and Residuals segment and Other non-reportable segment.

22. Capital Requirements

The Company’s subsidiaries are required to maintain regulatory compliance with GSE and other agency and state programs as well as investor requirements, some of which are financial covenants related to minimum levels of net worth and other financial requirements. To the extent that these mandatory capital requirements are not met, the Company’s subsidiaries’ selling and servicing agreements could be terminated.

Due to the accounting treatment for reverse loans as secured borrowings when transferred, RMS has obtained an indefinite waiver for certain of these requirements from Ginnie Mae and a waiver through July 2015 from Fannie Mae. In addition, the Company has provided a guarantee whereby the Company guarantees the performance and obligations of RMS under the Ginnie Mae HMBS Program. In the event that the Company fails to honor this guarantee, Ginnie Mae could terminate RMS’ status as a qualified issuer of HMBS as well as take other actions permitted by law that could impact the operations of RMS, including the termination or suspension of RMS’ servicing rights associated with reverse loans guaranteed by Ginnie Mae HMBS. Ginnie Mae has continued to affirm RMS’ current commitment authority to issue HMBS.

The Company has also provided guarantees dated May 31, 2013 for RMS and March 17, 2014 for Green Tree Servicing. Pursuant to the RMS guarantee, the Company agreed to guarantee all of the obligations required to be performed or paid by RMS under RMS’s mortgage selling and servicing contract or any other agreement between Fannie Mae and RMS relating to mortgage loans or participation interests that RMS delivers or has delivered to Fannie Mae or services or has serviced for, or on behalf of, Fannie Mae. RMS does not currently sell loans to Fannie Mae. Pursuant to the Green Tree Servicing guarantee, the Company agreed to guarantee all of the servicing obligations required to be performed or paid by Green Tree Servicing under Green Tree Servicing’s mortgage selling and servicing agreement, the Fannie Mae selling and servicing guides, or any other agreement between Fannie Mae and Green Tree Servicing. The Company also agreed to guarantee all selling representations and warranties Green Tree Servicing has assumed, or may in the future assume, in connection with Green Tree Servicing’s purchase of mortgage servicing rights related to Fannie Mae loans. The Company does not guarantee Green Tree Servicing’s obligations relating to the selling representations and warranties made or assumed by Green Tree Servicing in connection with the sale and/or securitization of mortgage loans to and/or by Fannie Mae.

After taking into account the waivers described above, all of the Company’ subsidiaries were in compliance with all of their capital requirements at June 30, 2014 and December 31, 2013.

23. Commitments and Contingencies

Letter of Credit Reimbursement Obligation

As part of an agreement to service the loans in 11 securitization trusts, the Company has an obligation to reimburse a third party for the final $165.0 million drawn under LOCs issued by such third party as credit enhancements to such 11 securitization trust. The total amount available on these LOCs for all 11 securitization trusts was $268.6 million at June 30, 2014. The securitization trusts will draw on these LOCs if there are insufficient cash flows from the underlying collateral to pay the debt holders of the securitization trusts. Based on the Company’s estimates of the underlying performance of the collateral in the securitization trusts, the Company does not expect that the final $165.0 million of capacity under the LOCs will be drawn and, therefore, no liability for the fair value of this obligation has been recorded on the Company’s consolidated balance sheets, although actual performance may differ from this estimate in the future.

Mandatory Clean-Up Call Obligation

The Company is obligated to exercise the mandatory clean-up call obligations assumed as part of an agreement to acquire the rights to service the loans in the Non-Residual Trusts. The Company expects to call these securitizations beginning in 2017 and continuing through 2019. The total outstanding balance of the residential loans expected to be called at the respective call dates is $417.9 million.

Unfunded Commitments

Reverse Mortgage Segment

The Company had floating-rate reverse loans in which the borrowers have additional borrowing capacity of $903.8 million and similar commitments on fixed-rate reverse loans of $2.0 million at June 30, 2014. This additional borrowing capacity is primarily in the form of undrawn lines-of-credit, with the balance available on a scheduled or unscheduled payment basis. The Company also had short-term commitments to lend $78.9 million and commitments to purchase and sell loans totaling $7.0 million and $98.0 million, respectively, at June 30, 2014.

Originations Segment

The Company had short-term commitments to lend $3.4 billion and commitments to purchase loans totaling $11.6 million at June 30, 2014. In addition, the Company has commitments to sell $3.9 billion and purchase $504.7 million in mortgage-backed securities at June 30, 2014.

Charged-off Loans

On May 16, 2014, the Company entered into an agreement to acquire a portfolio of charged-off loans. Under the agreement, the seller may require the Company to acquire additional accounts with a maximum value of $7.0 million initially through September 9, 2014 and for each four month period thereafter. The agreement may be terminated for convenience subsequent to September 9, 2014 with a 60 day written notice. Refer to Note 2 for additional information on this portfolio acquisition.

Mortgage Origination Contingencies

The Company sells substantially all of its originated or purchased forward loans into the secondary market for securitization or to private investors as whole loans. The Company sells conventional conforming and government-backed forward loans through agency-sponsored securitizations in which mortgage-backed securities are created and sold to third-party investors. The Company also sells non-conforming forward loans to private investors. In doing so, representations and warranties regarding certain attributes of the loans are made to the third-party investor. Subsequent to the sale, if it is determined that the loans sold are in breach of these representations or warranties, the Company generally has an obligation to either: (i) repurchase the loan for the unpaid principal balance, accrued interest, and related advances; (ii) indemnify the purchaser; or (iii) make the purchaser whole for the economic benefits of the loan. The Company’s credit loss may be reduced by any recourse it has to correspondent lenders that, in turn, have sold such residential loans to the Company and breached similar or other representations and warranties.

The Company’s representations and warranties are generally not subject to stated limits of exposure. The current unpaid principal balance of loans sold by the Company to date represents the maximum exposure to repurchases related to representations and warranties.

The Company’s obligations vary based upon the nature of the repurchase demand and the current status of the residential loan. The Company’s estimate of the liability associated with representations and warranties exposure was $10.3 million at June 30, 2014 and is included in originations liability as part of payables and accrued liabilities on the consolidated balance sheet.

Litigation and Regulatory Matters

The Company, its subsidiaries and current and former officers and employees are involved in litigation, investigations and claims arising out of the normal conduct of its business. The Company estimates and accrues liabilities resulting from such matters based on a variety of factors, including outstanding legal claims, proposed settlements and assessments of pending or threatened litigation. These accruals are recorded when the costs are determined to be probable and are reasonably estimable. Facts and circumstances may change that could cause the actual liabilities to exceed the accrued amounts or that may require adjustments to the recorded liability balances in the future. The Company believes the estimate of the aggregate range of reasonably possible losses, in excess of reserves established, for the normal course of business proceedings, is from $0 to approximately $6.0 million at June 30, 2014.

The following is a description of certain litigation and regulatory matters.

In response to a CID from the FTC issued in November 2010 and a CID from the CFPB in September 2012, Green Tree Servicing has produced documents and other information concerning a wide range of its loan servicing operations. On October 7, 2013, the CFPB notified Green Tree Servicing that the CFPB’s staff was considering recommending that the CFPB take action against Green Tree Servicing for alleged violations of various federal consumer financial laws. On February 20, 2014, the FTC and CFPB staff advised Green Tree Servicing that they had sought authority to bring an enforcement action and negotiate a resolution related to alleged violations of various federal consumer financial laws. The Company’s understanding is that the CFPB staff now has authority to commence an action against Green Tree Servicing and that the FTC staff has authority to negotiate and would need further FTC approval to file such an action. In April 2014, Green Tree Servicing began discussions with the FTC and CFPB staffs to determine if a settlement of the proposed action can be achieved. Those discussions are ongoing. The FTC and CFPB staffs have indicated that as part of a settlement, they will seek injunctive relief in relation to Green Tree Servicing’s business practices, civil money penalties and equitable monetary relief of an undetermined amount. The Company is unable to predict whether a settlement of the proposed action can be achieved on terms acceptable to it, the FTC and the CFPB, and cannot predict the final terms of any such settlement. The Company cannot provide any assurance that the FTC and/or CFPB will not take legal action against the Company or that the allegations made by the FTC and/or CFPB or the commencement, settlement or other outcome of any such action will not have a material adverse effect on the Company’s reputation, business, business practices, prospects, results of operations or financial condition.

On October 2, 2013, the Company received a subpoena from the HUD Office of Inspector General requesting documents and other information concerning (i) the curtailment of interest payments on HECMs serviced or sub-serviced by RMS and (ii) RMS’s contractual arrangements with a third-party vendor for the management and disposition of real estate owned properties. The Company has produced certain materials to HUD in response to the subpoena. In May 2014, the Department of Justice informed the Company that it is working with HUD in investigating possible violations by RMS of federal law, including the False Claims Act. The Company is cooperating with this investigation and has been in contact with representatives of the Department of Justice and HUD. Resolutions of investigations or lawsuits, or findings of liability, under the False Claims Act may result in potentially significant financial consequences, including the payment of up to three times the actual damages sustained by the government and civil penalties. The Company cannot provide any assurance as to the outcome of the investigations by the Department of Justice and HUD or that any consequences will not have a material adverse effect on the Company’s reputation, business, prospects, financial condition and results of operations.

On March 7, 2014, a putative shareholder class action complaint was filed in the United States District Court for the Southern District of Florida against the Company, Mark O’Brien, Charles Cauthen, Denmar Dixon, Marc Helm and Robert Yeary captioned Beck v. Walter Investment Management Corp., et al., No. 1:14-cv-20880 (S.D. Fla.). On July 7, 2014, an amended class action complaint was filed. The amended complaint names as defendants the Company, Mark O’Brien, Charles Cauthen, Denmar Dixon, Keith Anderson, Brian Corey and Mark Helm, and is captioned Thorpe, et al. v. Walter Investment Management Corp., et al. No. 1:14-cv-20880-UU. The amended complaint asserts federal securities law claims against the Company and the individual defendants under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Additional claims are asserted against the individual defendants under Section 20(a) of the Exchange Act. The amended complaint alleges that between May 9, 2012 and February 26, 2014 the Company and the individual defendants made material misstatements or omissions relating to the Company’s internal controls and financial reporting, the processes and procedures for compliance with applicable regulatory and legal requirements by Green Tree Servicing (including certain of the Company’s business practices that are being reviewed by the FTC and the CFPB), the liabilities associated with the Company’s acquisition of RMS and RMS’s internal controls. The complaint seeks class certification and an unspecified amount of damages on behalf of all persons who purchased the Company’s securities between May 9, 2012 and February 26, 2014. The Company cannot provide any assurance as to the disposition of the complaint or that such disposition will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

As various federal and state regulators continue to investigate perceived causes and consequences of the financial crisis, the Company expects that it may receive general information requests from other agencies. During the second quarter of 2014, the Company met with a working group representing the attorneys general and regulators of several states as well as representatives of the Office of the United States Trustee to discuss the business practices of Green Tree Servicing. At the meeting, the Company was informed of concerns about various loan servicing practices, including certain bankruptcy-related matters. The Company understands that members of this group have initiated an investigation of Green Tree Servicing’s loan servicing practices and expects to receive a CID in the near future. The Company cannot predict the timing, direction or outcome of any such investigations.

The Company is, and expects that it will continue to be, involved in litigation, arbitration, investigations, and claims in the ordinary course of business, including purported class actions and other legal proceedings challenging whether certain of its residential loan servicing practices and other aspects of its business, comply with applicable laws and regulatory requirements. These legal proceedings include, among other things, putative class action claims concerning “force-placed insurance,” the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act, and other federal and state laws and statutes. The outcome of these legal proceedings is uncertain, and it is possible that adverse results in such proceedings (which could include penalties, punitive damages and injunctive relief affecting the Company’s business practices) and the terms of any settlements of such proceedings could have a material adverse effect on the Company’s reputation, business, prospects, results of operations or financial condition. In addition, cooperating in, defending and resolving these legal proceedings may consume significant amounts of management time and attention and could cause the Company to incur substantial legal, consulting and other expenses and to change the Company’s business practices, even in cases where there is no determination that the Company’s conduct failed to meet applicable legal or regulatory requirements.

Regulatory Contingencies

The Company services loans originated and securitized by the Company or one of its subsidiaries and also services loans on behalf of securitization trusts or other investors. The Company’s servicing obligations are set forth in industry regulations established by HUD and the FHA and in servicing and sub-servicing agreements with the applicable counterparties, such as Fannie Mae, Freddie Mac and other investors. Both the regulations and the servicing agreements provide that the servicer may be liable for failure to perform its servicing obligations and further provide remedies for certain servicer breaches.

Subsequent to the completion of the acquisition of RMS, the Company discovered a failure by RMS to record certain liabilities to HUD, FHA, and/or investors related to servicing errors by RMS. FHA regulations provide that servicers meet a series of event-specific timeframes during the default, foreclosure, conveyance, and mortgage insurance claim cycles. Failure to timely meet any processing deadline may stop the accrual of debenture interest otherwise payable in satisfaction of a claim under the FHA mortgage insurance contract and the servicer may be responsible to HUD for debenture interest that is not self-curtailed by the servicer, or for making the investor whole for any interest curtailed by FHA due to not meeting the required event-specific timeframes. The Company had a curtailment obligation liability of $60.4 million at June 30, 2014 related to the foregoing which reflects management’s best estimate of the probable lifetime claim. The curtailment liability is recorded in payables and accrued liabilities on the consolidated balance sheet. The Company assumed $46.0 million of this liability through the acquisition of RMS, which resulted in a corresponding offset to goodwill and deferred tax assets. During the six months ended June 30, 2014, the Company recorded a provision related to the curtailment liability of $0.8 million and collected $5.2 million from a prior servicer. The Company has potential financial statement exposure for an additional $120.7 million related to similar claims, which are reasonably possible, but which the Company believes are the responsibility of third parties (e.g., prior servicers and/or investors). The Company’s potential exposure to this additional risk relates to the possibility that such third parties may claim that the Company is responsible for the servicing liability or that the Company exacerbated an existing failure by the third party. The actual amount, if any, of this exposure is difficult to estimate and requires significant management judgment as curtailment obligations are an emerging industry issue. Moreover, the Company is and will continue to pursue mitigation efforts to reduce both the direct exposure and the reasonably possible third-party-related exposure.

Transactions with Walter Energy

The Company was part of the Walter Energy consolidated group prior to the spin-off from Walter Energy, the principal agent, on April 17, 2009. As such, the Company is jointly and severally liable with Walter Energy for any final taxes, interest, and/or penalties owed by the Walter Energy consolidated group during the time that the Company was a part of the Walter Energy consolidated group. However, in connection with the spin-off of the Company’s business from Walter Energy, the Company and Walter Energy entered into a Tax Separation Agreement dated April 17, 2009, pursuant to which Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group. Nonetheless, to the extent that Walter Energy is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts including, according to Walter Energy’s most recent public filing on Form 10-Q, those relating to the following:

•	The IRS has filed a proof of claim for a substantial amount of taxes, interest, and penalties with respect to fiscal years ended August 31, 1983 through May 31, 1994. The public filing goes on to disclose that issues have been litigated in bankruptcy court and that an opinion was issued by the court in June 2010 as to the remaining disputed issues. The filing further states that the amounts initially asserted by the IRS do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. Walter Energy believes that any financial exposure with respect to those issues that have not been resolved or settled by the Proof of Claim is limited to interest and possible penalties and the amount of tax assessed has been offset by tax reductions in future years. All of the issues in the Proof of Claim, which have not been settled or conceded, have been litigated before the Bankruptcy Court and are subject to appeal, but only at the conclusion of the entire adversary proceedings.

•	The IRS completed its audit of Walter Energy’s federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS issued 30-Day Letters to Walter Energy proposing changes to tax for these tax years which Walter Energy has protested. Walter Energy’s filing states that the disputed issues in this audit period are similar to the issues remaining in the above-referenced dispute and therefore Walter Energy believes that its financial exposure for these years is limited to interest and possible penalties.

•	While the IRS had completed its audit of Walter Energy’s federal income tax returns for the years 2006 to 2008 and issued 30-Day Letters to Walter Energy proposing changes to tax for these tax years which Walter Energy has protested, the IRS reopened the audit of these periods in 2012. Walter Energy’s filing states that the disputed issues in this audit period are similar to the issue remaining in the above-referenced dispute and therefore Walter Energy believes that its financial exposure for these years is limited to interest and possible penalties.

•	Walter Energy reports that the IRS is conducting an audit of Walter Energy’s tax returns filed for 2009 through 2012. Since examination is ongoing, Walter Energy cannot estimate the amount of any resulting tax deficiency or overpayment, if any.

Walter Energy believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted and it believes that it has sufficient accruals to address any claims, including interest and penalties, and as a result, believes that any potential difference between actual losses and costs incurred and the amounts accrued would be immaterial.

Under the terms of the tax separation agreement between the Company and Walter Energy dated April 17, 2009, Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group, which includes the aforementioned claims of the IRS. However, to the extent that Walter Energy is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts. The Tax Separation Agreement also provides that Walter Energy is responsible for the preparation and filing of any tax returns for the consolidated group for the periods when the Company was part of the Walter Energy consolidated group. This arrangement may result in conflicts between Walter Energy and the Company. In addition, the spin-off of the Company from Walter Energy was intended to qualify as a tax-free spin-off under Section 355 of the Code. The Tax Separation Agreement provides generally that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Code, any taxes imposed on Walter Energy or a Walter Energy shareholder as a result of such determination, or Distribution Taxes, which are the result of the acts or omissions of Walter Energy or its affiliates, will be the responsibility of Walter Energy. However, should Distribution Taxes result from the acts or omissions of the Company or its affiliates, such Distribution Taxes will be the responsibility of the Company. The Tax Separation Agreement goes on to provide that Walter Energy and the Company shall be jointly liable, pursuant to a designated allocation formula, for any Distribution Taxes that are not specifically allocated to Walter Energy or the Company. To the extent that Walter Energy is unable or unwilling to pay any Distribution Taxes for which it is responsible under the Tax Separation Agreement, the Company could be liable for those taxes as a result of being a member of the Walter Energy consolidated group for the year in which the spin-off occurred. The Tax Separation Agreement also provides for payments from Walter Energy in the event that an additional taxable dividend is required to cure a REIT disqualification from the determination of a shortfall in the distribution of non-REIT earnings and profits made immediately following the spin-off. As with Distribution Taxes, the Company will be responsible for this dividend if Walter Energy is unable or unwilling to pay.

Except as set forth above, the Company cannot estimate reasonably possible losses arising from commitments and contingencies.

24. Separate Financial Information of Subsidiary Guarantors of Indebtedness

Guarantor Financial Statement Information

In accordance with the indenture governing the 7.875% Senior Notes due December 2021, certain existing and future 100% owned domestic subsidiaries of the Company have fully and unconditionally guaranteed the Senior Notes on a joint and several basis. These guarantor subsidiaries also guarantee the Company’s obligations under the 2013 Secured Credit Facilities. The indenture governing the Senior Notes contains customary exceptions under which a guarantor subsidiary may be released from its guarantee without the consent of the holders of the Senior Notes, including (1) the permitted sale, transfer or other disposition of all or substantially all of a guarantor subsidiary’s assets or common stock; (2) the designation of a restricted guarantor subsidiary as an unrestricted subsidiary; (3) the release of a guarantor subsidiary from its obligations under the 2013 Secured Credit Facilities and its guarantee of all other indebtedness of the Company and other guarantor subsidiaries; and (4) the defeasance of the obligations of the guarantor subsidiary by payment of the Senior Notes. Presented below are the condensed consolidating financial information of the Company, the guarantor subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis.

Condensed Consolidating Balance Sheet

June 30, 2014

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
ASSETS
Cash and cash equivalents	$11,215	$286,933	$5,193	$—	$303,341
Restricted cash and cash equivalents	15,505	726,848	69,317	—	811,670
Residential loans at amortized cost, net	6,989	14,530	1,339,634	—	1,361,153
Residential loans at fair value	—	10,710,615	557,786	—	11,268,401
Receivables, net	49,492	203,188	36,149	—	288,829
Servicer and protective advances, net	—	1,523,382	89,076	(16,508)	1,595,950
Servicing rights, net	—	1,648,544	—	—	1,648,544
Goodwill	—	575,468	—	—	575,468
Intangible assets, net	—	105,870	6,643	—	112,513
Premises and equipment, net	217	143,375	—	—	143,592
Other assets	60,088	170,905	45,496	—	276,489
Due from affiliates, net	774,299	—	—	(774,299)	—
Investments in consolidated subsidiaries and variable interest entities	2,650,332	14,754	—	(2,665,086)	—

Total assets	$3,568,137	$16,124,412	$2,149,294	$(3,455,893)	$18,385,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$42,594	$571,787	$31,764	$(23,863)	$622,282
Servicer payables	—	735,391	—	—	735,391
Servicing advance liabilities	—	939,118	101,323	—	1,040,441
Warehouse borrowings	—	1,151,216	—	—	1,151,216
Debt	2,266,632	2,958	—	—	2,269,590
Mortgage-backed debt	—	—	1,803,470	—	1,803,470
HMBS related obligations at fair value	—	9,472,666	—	—	9,472,666
Deferred tax liability, net	73,722	29,868	2,040	75	105,705
Obligation to fund Non-Guarantor VIEs	—	48,627	—	(48,627)	—
Due to affiliates, net	—	764,498	6,883	(771,381)	—

Total liabilities	2,382,948	13,716,129	1,945,480	(843,796)	17,200,761
Stockholders’ equity:
Total stockholders’ equity	1,185,189	2,408,283	203,814	(2,612,097)	1,185,189

Total liabilities and stockholders’ equity	$3,568,137	$16,124,412	$2,149,294	$(3,455,893)	$18,385,950

Condensed Consolidating Balance Sheet

December 31, 2013

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
ASSETS
Cash and cash equivalents	$100,009	$388,644	$3,232	$—	$491,885
Restricted cash and cash equivalents	14,753	732,582	57,468	—	804,803
Residential loans at amortized cost, net	6,341	10,819	1,377,711	—	1,394,871
Residential loans at fair value	—	9,754,110	587,265	—	10,341,375
Receivables, net	51,681	223,767	43,747	—	319,195
Servicer and protective advances, net	—	1,337,218	62,647	(18,431)	1,381,434
Servicing rights, net	—	1,304,900	—	—	1,304,900
Goodwill	—	657,737	—	—	657,737
Intangible assets, net	—	115,364	7,042	—	122,406
Premises and equipment, net	277	155,570	—	—	155,847
Other assets	65,293	291,529	56,254	—	413,076
Due from affiliates, net	711,797	—	—	(711,797)	—
Investments in consolidated subsidiaries and variable interest entities	2,621,934	9,487	—	(2,631,421)	—

Total assets	$3,572,085	$14,981,727	$2,195,366	$(3,361,649)	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$57,187	$429,199	$32,205	$(24,452)	$494,139
Servicer payables	—	735,225	—	—	735,225
Servicing advance liabilities	—	903,381	67,905	—	971,286
Warehouse borrowings	—	1,085,563	—	—	1,085,563
Debt	2,267,979	4,106	—	—	2,272,085
Mortgage-backed debt	—	—	1,887,862	—	1,887,862
HMBS related obligations at fair value	—	8,652,746	—	—	8,652,746
Deferred tax liability, net	79,903	38,846	2,920	(62)	121,607
Obligation to fund Non-Guarantor VIEs	—	45,194	—	(45,194)	—
Due to affiliates, net	—	703,170	6,139	(709,309)	—

Total liabilities	2,405,069	12,597,430	1,997,031	(779,017)	16,220,513
Stockholders’ equity:
Total stockholders’ equity	1,167,016	2,384,297	198,335	(2,582,632)	1,167,016

Total liabilities and stockholders’ equity	$3,572,085	$14,981,727	$2,195,366	$(3,361,649)	$17,387,529

Condensed Consolidating Statement of Comprehensive Income

For the Three Months Ended June 30, 2014

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
REVENUES
Net servicing revenue and fees	$—	$145,438	$25	$(4,487)	$140,976
Net gains on sales of loans	—	144,611	—	—	144,611
Interest income on loans	163	156	33,899	—	34,218
Net fair value gains on reverse loans and related HMBS obligations	—	26,936	—	—	26,936
Insurance revenue	—	18,396	1,410	—	19,806
Other revenues	267	46,693	5,137	(4,931)	47,166

Total revenues	430	382,230	40,471	(9,418)	413,713

EXPENSES
Salaries and benefits	—	145,502	—	—	145,502
General and administrative	(1,323)	147,287	6,065	(9,688)	142,341
Interest expense	36,809	17,284	20,597	—	74,690
Depreciation and amortization	30	18,163	198	—	18,391
Goodwill impairment	—	82,269	—	—	82,269
Other expenses, net	283	261	3,434	—	3,978

Total expenses	35,799	410,766	30,294	(9,688)	467,171

OTHER GAINS LOSSES
Other net fair value gains (losses)	(5)	(1,073)	2,610	—	1,532

Total other (gains) losses	(5)	(1,073)	2,610	—	1,532

Income (loss) before income taxes	(35,374)	(29,609)	12,787	270	(51,926)
Income tax expense (benefit)	(60,493)	19,950	1,440	106	(38,997)

Income (loss) before equity in earnings of consolidated subsidiaries and variable interest entities	25,119	(49,559)	11,347	164	(12,929)
Equity in earnings of consolidated subsidiaries and variable interest entities	(38,048)	3,553	—	34,495	—

Net income	$(12,929)	$(46,006)	$11,347	$34,659	$(12,929)

Comprehensive income (loss)	$(12,924)	$(46,006)	$11,343	$34,663	$(12,924)

Condensed Consolidating Statement of Comprehensive Income

For the Three Months Ended June 30, 2013

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
REVENUES
Net servicing revenue and fees	$—	$262,158	$—	$(4,852)	$257,306
Net gains on sales of loans	—	235,949	—	—	235,949
Interest income on loans	139	179	36,478	—	36,796
Net fair value gains on reverse loans and related HMBS obligations	—	26,731	—	—	26,731
Insurance revenue	—	16,605	1,445	—	18,050
Other revenues	164	20,790	5,206	(5,028)	21,132

Total revenues	303	562,412	43,129	(9,880)	595,964

EXPENSES
Salaries and benefits	—	145,282	—	—	145,282
General and administrative	3,134	125,140	6,928	(9,490)	125,712
Interest expense	30,681	15,396	22,437	(224)	68,290
Depreciation and amortization	30	17,374	210	—	17,614
Other expenses, net	217	373	1,561	—	2,151

Total expenses	34,062	303,565	31,136	(9,714)	359,049

OTHER GAINS LOSSES
Other net fair value gains (losses)	(1,050)	386	2,320	—	1,656

Total other (gains) losses	(1,050)	386	2,320	—	1,656

Income (loss) before income taxes	(34,809)	259,233	14,313	(166)	238,571
Income tax expense (benefit)	(12,319)	105,957	1,768	(67)	95,339

Income (loss) before equity in earnings of consolidated subsidiaries and variable interest entities	(22,490)	153,276	12,545	(99)	143,232
Equity in earnings of consolidated subsidiaries and variable interest entities	165,722	2,583	—	(168,305)	—

Net income	$143,232	$155,859	$12,545	$(168,404)	$143,232

Comprehensive income	$143,211	$155,859	$12,520	$(168,379)	$143,211

Condensed Consolidating Statement of Comprehensive Income

For the Six Months Ended June 30, 2014

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
REVENUES
Net servicing revenue and fees	$—	$322,789	$48	$(9,069)	$313,768
Net gains on sales of loans	—	248,645	—	—	248,645
Interest income on loans	322	333	67,985	—	68,640
Net fair value gains on reverse loans and related HMBS obligations	—	44,172	—	—	44,172
Insurance revenue	—	40,334	2,860	—	43,194
Other revenues	536	64,275	9,928	(9,497)	65,242

Total revenues	858	720,548	80,821	(18,566)	783,661

EXPENSES
Salaries and benefits	—	281,399	—	—	281,399
General and administrative	424	257,837	12,845	(19,900)	251,206
Interest expense	73,250	34,709	41,580	—	149,539
Depreciation and amortization	60	36,576	399	—	37,035
Goodwill impairment	—	82,269	—	—	82,269
Other expenses, net	449	607	3,147	—	4,203

Total expenses	74,183	693,397	57,971	(19,900)	805,651

OTHER GAINS LOSSES
Other net fair value gains (losses)	(54)	(1,484)	567	—	(971)

Total other (gains) losses	(54)	(1,484)	567	—	(971)

Income (loss) before income taxes	(73,379)	25,667	23,417	1,334	(22,961)
Income tax expense (benefit)	(70,973)	40,013	2,983	568	(27,409)

Income (loss) before equity in earnings of consolidated subsidiaries and variable interest entities	(2,406)	(14,346)	20,434	766	4,448
Equity in earnings of consolidated subsidiaries and variable interest entities	6,854	2,029	—	(8,883)	—

Net income	$4,448	$(12,317)	$20,434	$(8,117)	$4,448

Comprehensive income (loss)	$4,457	$(12,317)	$20,426	$(8,109)	$4,457

Condensed Consolidating Statement of Comprehensive Income

For the Six Months Ended June 30, 2013

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
REVENUES
Net servicing revenue and fees	$—	$404,123	$—	$(9,808)	$394,315
Net gains on sales of loans	—	314,394	—	—	314,394
Interest income on loans	253	367	73,074	—	73,694
Net fair value gains on reverse loans and related HMBS obligations	—	63,519	—	—	63,519
Insurance revenue	—	32,603	2,981	—	35,584
Other revenues	431	28,201	10,397	(10,042)	28,987

Total revenues	684	843,207	86,452	(19,850)	910,493

EXPENSES
Salaries and benefits	(1,573)	253,584	4	—	252,015
General and administrative	17,561	200,154	14,354	(18,917)	213,152
Interest expense	55,987	21,555	45,358	(468)	122,432
Depreciation and amortization	64	33,459	424	—	33,947
Other expenses, net	375	553	3,319	—	4,247

Total expenses	72,414	509,305	63,459	(19,385)	625,793

OTHER GAINS LOSSES
Other net fair value gains (losses)	(4,754)	(21)	5,170	—	395

Total other (gains) losses	(4,754)	(21)	5,170	—	395

Income (loss) before income taxes	(76,484)	333,881	28,163	(465)	285,095
Income tax expense (benefit)	(25,677)	136,346	3,633	(188)	114,114

Income (loss) before equity in earnings of consolidated subsidiaries and variable interest entities	(50,807)	197,535	24,530	(277)	170,981
Equity in earnings of consolidated subsidiaries and variable interest entities	221,788	5,860	—	(227,648)	—

Net income	$170,981	$203,395	$24,530	$(227,925)	$170,981

Comprehensive income	$170,958	$203,395	$24,469	$(227,864)	$170,958

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2014

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
Cash flows provided by (used in) operating activities	$(6,374)	$(49,030)	$(18,007)	$(431)	$(73,842)

Investing activities
Purchases and originations of reverse loans held for investment	—	(715,969)	—	—	(715,969)
Principal payments received on reverse loans held for investment	—	234,779	—	—	234,779
Principal payments received on forward loans related to Residual Trusts	56	273	50,233	—	50,562
Principal payments received on forward loans related to Non-Residual Trusts	—	—	29,383	—	29,383
Payments received on charged-off loans held for investment	—	2,055	—	—	2,055
Payments received on receivables related to Non-Residual Trusts	—	—	5,696	—	5,696
Cash proceeds from sales of real estate owned, net related to Residual Trusts	178	235	5,857	—	6,270
Cash proceeds from sales of other real estate owned, net	—	13,263	2,860	—	16,123
Purchases of premises and equipment	—	(12,958)	—	—	(12,958)
Decrease (increase) in restricted cash and cash equivalents	(752)	4,749	(1,576)	—	2,421
Payments for acquisitions of businesses, net of cash acquired	—	(167,955)	—	—	(167,955)
Acquisitions of servicing rights	—	(101,244)	—	—	(101,244)
Acquisitions of charged-off loans held for investment	—	(57,052)	—	—	(57,052)
Capital contributions to subsidiaries	(33,431)	(4,127)	—	37,558	—
Returns of capital from subsidiaries	20,721	7,653	—	(28,374)	—
Change in due from affiliates	(64,028)	(23,326)	(28,200)	115,554	—
Other	—	(4,962)	—	—	(4,962)

Cash flows provided by (used in) investing activities	(77,256)	(824,586)	64,253	124,738	(712,851)

Financing activities
Payments on debt	(7,500)	(1,393)	—	—	(8,893)
Proceeds from securitizations of reverse loans	—	839,431	—	—	839,431
Payments on HMBS related obligations	—	(267,904)	—	—	(267,904)
Issuances of servicing advance liabilities	—	468,376	143,519	—	611,895
Payments on servicing advance liabilities	—	(432,639)	(110,101)	—	(542,740)
Net change in warehouse borrowings related to forward loans	—	126,425	—	—	126,425
Net change in warehouse borrowings related to reverse loans	—	(60,772)	—	—	(60,772)
Other debt issuance costs paid	—	(13,509)	—	—	(13,509)
Payments on mortgage-backed debt related to Residual Trusts	—	—	(51,442)	—	(51,442)
Payments on mortgage-backed debt related to Non-Residual Trusts	—	—	(39,224)	—	(39,224)
Capital contributions	—	33,431	4,127	(37,558)	—
Capital distributions	—	(5,971)	(22,403)	28,374	—
Change in due to affiliates	(4,497)	88,380	31,240	(115,123)	—
Other	6,833	(1,950)	(1)	—	4,882

Cash flows provided by (used in) financing activities	(5,164)	771,905	(44,285)	(124,307)	598,149

Net increase (decrease) in cash and cash equivalents	(88,794)	(101,711)	1,961	—	(188,544)
Cash and cash equivalents at the beginning of the period	100,009	388,644	3,232	—	491,885

Cash and cash equivalents at the end of the period	$11,215	$286,933	$5,193	$—	$303,341

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2013

Unaudited

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries and VIEs	Eliminations and Reclassifications	Consolidated
Cash flows provided by (used in) operating activities	$762	$(2,071,339)	$15,924	$173	$(2,054,480)

Investing activities
Purchases and originations of reverse loans held for investment	—	(1,864,687)	—	—	(1,864,687)
Principal payments received on reverse loans held for investment	—	141,702	—	—	141,702
Principal payments received on forward loans related to Residual Trusts	41	253	53,227	—	53,521
Principal payments received on forward loans related to Non-Residual Trusts	—	—	30,524	—	30,524
Payments received on receivables related to Non-Residual Trusts	—	—	8,141	—	8,141
Cash proceeds from sales of real estate owned, net related to Residual Trusts	68	2	3,571	—	3,641
Cash proceeds from sales of other real estate owned, net	—	6,304	3,833	—	10,137
Purchases of premises and equipment	—	(17,240)	—	—	(17,240)
Decrease (increase) in restricted cash and cash equivalents	(3)	(34,142)	1,720	—	(32,425)
Payments for acquisitions of businesses, net of cash acquired	(477,021)	(1,063)	—	—	(478,084)
Acquisitions of servicing rights	—	(537,296)	—	—	(537,296)
Capital contributions to subsidiaries	(311,107)	(1,700)	—	312,807	—
Returns of capital from subsidiaries	18,852	4,510	—	(23,362)	—
Change in due from affiliates	(390,390)	(61,865)	(45,685)	497,940	—
Other	—	(919)	—	—	(919)

Cash flows provided by (used in) investing activities	(1,159,560)	(2,366,141)	55,331	787,385	(2,682,985)

Financing activities
Proceeds from issuance of debt, net of debt issuance costs	1,012,713	—	—	—	1,012,713
Payments on debt	(38,386)	(738)	—	—	(39,124)
Proceeds from securitizations of reverse loans	—	1,983,878	—	—	1,983,878
Payments on HMBS related obligations	—	(155,312)	—	—	(155,312)
Issuances of servicing advance liabilities	—	1,213,514	2,961	—	1,216,475
Payments on servicing advance liabilities	—	(577,002)	(2,008)	—	(579,010)
Net change in warehouse borrowings related to forward loans	—	1,568,301	—	—	1,568,301
Net change in warehouse borrowings related to reverse loans	—	(74,125)	—	—	(74,125)
Other debt issuance costs paid	—	(6,364)	—	—	(6,364)
Payments on mortgage-backed debt related to Residual Trusts	—	—	(55,685)	—	(55,685)
Payments on mortgage-backed debt related to Non-Residual Trusts	—	—	(44,297)	—	(44,297)
Capital contributions	—	311,107	1,700	(312,807)	—
Capital distributions	—	(5,285)	(18,077)	23,362	—
Change in due to affiliates	17,438	433,983	46,692	(498,113)	—
Other	1,302	(684)	(37)	—	581

Cash flows provided by (used in) financing activities	993,067	4,691,273	(68,751)	(787,558)	4,828,031

Net increase (decrease) in cash and cash equivalents	(165,731)	253,793	2,504	—	90,566
Cash and cash equivalents at the beginning of the period	366,393	73,993	1,668	—	442,054

Cash and cash equivalents at the end of the period	$200,662	$327,786	$4,172	$—	$532,620

25. Subsequent Events

Walter Capital Opportunity Corp

On July 1, 2014, the Company completed its initial funding of approximately $7.1 million of the Company’s total capital commitment of $20.0 million to WCO and its related subsidiaries and entered into certain sale and assignment agreements. Under these agreements, the Company will, among other things, sell to WCO the right to receive excess servicing spread cash flows relating to certain MSRs which will be treated as financings and carried at estimated fair value with the changes in fair value recognized in current period income. The Company will retain all ancillary income associated with servicing the portfolio after receipt of a base servicing fee. The Company continues to be the servicer of the mortgage loans and provides all servicing functions, including the responsibility to make servicing advances.

Additionally, the Company’s wholly-owned subsidiary, Green Tree Servicing, completed an excess servicing spread sale with WCO. The excess servicing spread transaction represents the first investment made by WCO and involved the acquisition by WCO of 70% of the excess servicing spread from a pool of Green Tree Servicing mortgage servicing rights with an unpaid principal balance of $25.2 billion. The sales price of the excess servicing spread transaction was $75.4 million.

Concurrently with the first funding of WCO capital commitments, the Company’s subsidiary, GTIM, and WCO entered into a management agreement pursuant to which GTIM was appointed the manager of WCO and its subsidiaries and, subject to the supervision and oversight of WCO’s board of directors, provides investment advisory and management services to WCO and administers its business activities and day-to-day operations, including providing the management team of WCO. Pursuant to the management agreement, GTIM is entitled to earn a base management fee and certain performance-based incentive fees. The management agreement has an initial four-year term, with automatic one-year renewal periods.